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Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.
Exhibit 10.1

DEDICATED MANUFACTURING AND COMMERCIAL SUPPLY AGREEMENT
This DEDICATED MANUFACTURING AND COMMERCIAL SUPPLY AGREEMENT (this “Agreement”), effective as of this 3rd day of August, 2018 (the “Effective Date”), between, Spark Therapeutics, Inc., a Delaware corporation with an office at 3737 Market Street, Suite 1300, Philadelphia, PA 19104 (“Customer”), and Brammer Bio MA, LLC, a Delaware limited liability company with offices at 250 Binney Street, Cambridge, MA 02142 (“Brammer”). Customer and Brammer are referred to herein each as a “Party” and collectively as the “Parties.”
WHEREAS, Brammer provides a full range of viral vector process and analytical development, clinical and commercial manufacturing and supply services to cell and gene therapy companies;
WHEREAS, the Parties have entered into that Development and Manufacturing Services Agreement, dated as of June 30, 2017, between Customer and Brammer (as amended from time to time, the “DMSA”), pursuant to which Brammer performs certain Services (as defined therein) with respect to certain products for Customer, which products may be subject to the manufacture and supply by Brammer on behalf of Customer under this Agreement;
WHEREAS, Customer now desires that Brammer manufacture and supply post Process Performance Qualification (as defined below) certain Products (as defined below) for clinical trial and commercialization purposes pursuant to this Agreement;
WHEREAS, Customer desires Brammer to reserve the Dedicated Capacity (as defined below) in one or more GMP Suite(s) (as defined below) and Non-Dedicated Support Capacity (as defined below) in connection with such manufacture and supply, and Brammer wishes to provide such Dedicated Capacity and Non-Dedicated Support Capacity; and
WHEREAS, in connection with such manufacture and supply, Customer and Brammer shall enter into a Product Addendum (as defined below) for each Product, which shall describe the Program (as defined below) of manufacturing and supply activities that Brammer shall conduct for such Product.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:
1.Definitions. Terms defined elsewhere in this Agreement will have the meanings set forth therein for all purposes of this Agreement unless otherwise specified to the contrary. The following terms will have the meaning set forth below in this Section 1:
1.1    “Acknowledgement” has the meaning set forth in Section 3.1.
1.2    “Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

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1.3    “Advanced Payment” has the meaning set forth in Appendix C.
1.4    “Affiliate(s)” means, with respect to either Customer or Brammer, any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with Customer or Brammer, as the case may be. As used in the definition of Affiliate, “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect more than fifty percent (50%) of the members of the governing body of such non-corporate entity.
1.5    “Agreement” has the meaning set forth in Section 29.
1.6    “Applicable Laws” means all applicable ordinances, rules, regulations, laws, guidelines, guidances, requirements and court orders of any kind whatsoever of any Regulatory Authority applicable to a Party’s activities hereunder, as amended from time to time, including cGMP (if applicable) of the FDA, the EMA, the European Commission, the ICH guidelines and regulations, and other regulatory jurisdictions as agreed to by both Parties.
1.7    “Approved Vendor(s)” has the meaning set forth in Section 9.1.
1.8    “Artwork Change” has the meaning set forth in Section 2.8(i)(c).
1.9    “Batch” means the quantity of Drug Substance, as applicable in the given context, that is intended to have uniform character and quality within specified limits and is produced according to a single cycle of manufacture in accordance with the applicable Batch Record.
1.10    “Batch Documentation” has the meaning set forth in Section 5.1.
1.11    “Batch Pricing” has the meaning set forth in Section 4.1.
1.12    “Batch Record” means the final executed batch production and quality control records, prepared in accordance with cGMP, for each Batch of Product manufactured under this Agreement.
1.13    “Binding Forecast” has the meaning set forth in Section 3.2.
1.14    “BLA” or “Biologics License Application” means, as defined by the FDA, a request for permission to introduce, or deliver for introduction, a biologic product into interstate commerce (21 CFR 601.2 or any successor regulation thereto), or any equivalent filing in a country or regulatory jurisdiction other than the United States.
1.15    “Brammer” has the meaning set forth in the Background section of this Agreement.
1.16    “Brammer Failure” means, with respect to a Defect, that such Defect was caused by (i) the negligence or willful misconduct of Brammer or any of its Affiliates, or Brammer’s negligence or willful misconduct or failure to follow Customer’s written instructions in managing Approved Vendors, (ii) an act or omission by Brammer or any of its Affiliates in violation of this Agreement, the Quality Agreement or Applicable Laws, (iii) the failure of any applicable GMP Suite or Facility to comply with this Agreement or Applicable Laws, or (iv) a Product Material (inclusive of any Customer-Provided Materials that have been stored and handled incorrectly by or on behalf of Brammer after delivery to Brammer).

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1.17    “Brammer-Funded Equipment” means any equipment used by Brammer or its Affiliates to perform the manufacture and supply activities under this Agreement that do not constitute Customer-Funded Equipment.
1.18    “Brammer IPR” has the meaning set forth in Section 9.4 of the DMSA.
1.19    “Brammer IPR License” has the meaning set forth in Section 9.4 of the DMSA.
1.20    “Brammer Parties” has the meaning set forth in Section 14.1.
1.21    “Brammer Technology” has the meaning set forth in Section 1.10 of the DMSA, with all capitalized terms therein having their meaning set forth in this Agreement.
1.22    “Cancellation Date” has the meaning set forth in Section 3.6.
1.23    “Capacity Access Fee” has the meaning set forth in Appendix C.
1.24    “Certificate of Analysis” means a written certificate certifying that a Batch meets the applicable Specifications, as signed and dated by a duly-authorized representative of Brammer’s quality assurance department, and listing the items tested, manufacturer, specifications, testing methods and test results for a specific Lot.
1.25    “Certificate of Compliance” means a document signed by an authorized representative of Brammer, certifying that a particular Lot was Manufactured in accordance with cGMP (if applicable), all other Applicable Laws and the Specifications.
1.26    “cGMP” means current good manufacturing practices, including the regulations promulgated by the FDA under the United States Food, Drug and Cosmetic Act, 21 C.F.R. Part 210 et seq., as amended from time to time, applicable guidance documents issued by the FDA, EC Directive 2003/94/EC and European Medicines Agency guidance documents, applicable documents developed by the ICH to the extent that they are applicable to the Drug Substance, Drug Product, Product and the Parties hereunder.
1.27    “Change of Control” has the meaning set forth in Section 19.
1.28    “Claims” has the meaning set forth in Section 14.1.
1.29    “Confidential Information” has the meaning set forth in Section 10.1 of the DMSA, with all capitalized terms therein having their meaning set forth in this Agreement. Customer’s Confidential Information further includes the Product, the Drug Product, the Drug Substance, Customer-Provided Materials, Customer Technology, and New Customer Technology. Brammer’s Confidential Information includes proprietary technical data, know-how, and trade secrets concerning Brammer’s production and purification methods, Brammer’s equipment specifications, operating parameters and techniques, Brammer’s equipment parameters and techniques, Brammer’s facilities and their design and operation, and Brammer Technology and New Brammer Technology, as well as business, financial and technical data of Brammer.
1.30    “Control” means, with respect to any Technology or Intellectual Property Right, that a Party: (i) owns such Technology or Intellectual Property Right; or (ii) has a license or right to use to such Technology or Intellectual Property Right, in each case of (i) and (ii) with the legal right to grant to the other Party access, a right to use, or a license, or a sublicense (as applicable) to such Technology or Intellectual Property Right without violating the terms of any agreement or other arrangement with any Third Party or creating a payment obligation upon such Party, or knowingly misappropriating the proprietary or trade secret information of a Third Party.

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1.31    “Customer” has the meaning set forth in the Background section of this Agreement.
1.32    “Customer-Funded Equipment” means equipment, if any, identified in the applicable Product Addendum as being provided by Customer or purchased or otherwise acquired by Brammer at Customer’s expense.
1.33    “Customer-Owned Retains” has the meaning set forth in Section 2.10.
1.34    “Customer Parties” has the meaning set forth in Section 14.2.
1.35    “Customer-Provided Materials” means, with respect to a Product, the Product Materials identified in the applicable Product Addendum to be provided by Customer to Brammer hereunder, for use in the manufacture of the Product.
1.36    “Customer Representative” has the meaning set forth in Section 3.7.
1.37    “Customer Technology” means “Spark Technology” as set forth in Section 1.42 of the DMSA, with all capitalized terms therein having their meaning set forth in this Agreement.
1.38    “Dedicated Capacity” means a defined amount of cGMP manufacturing capacity in a GMP Suite, as more specifically described in Appendix C, that is exclusively dedicated to Customer for the manufacture and supply of Products and performance of certain manufacturing and supply activities by Brammer under this Agreement or any Services (as defined in the DMSA) pursuant to the DMSA, during the term corresponding to the periods for which Customer pays the applicable Capacity Access Fee pursuant to Section 4.3.
1.39    “Defect” means, with respect to a Lot of Product post Process Performance Qualification, a defect that causes the Product in such Lot to fail to conform to the Specifications at the time of delivery, or otherwise cannot be used due to the failure of the Lot of Product to meet the requirements of the Quality Agreement, requirements of this Agreement, or Applicable Laws, and which is either (a) discovered by Brammer prior to Delivery or (b) discovered and reported by Customer upon delivery of such Lot at the Delivery Site, or in accordance with Section 5.3, or (d) a Latent Defect.
1.40    “Delinquency Period” has the meaning set forth in Section 4.8.
1.41    “Delivery Site” has the meaning set forth in Section 5.1.
1.42    “Development Services” has the meaning set forth in Section 2.1.
1.43    “Disclosing Party” has the meaning set forth in Section 10.1.
1.44    “Disposition” means a documented decision on the acceptability for use of a specific Batch that is based on a process of reviewing data, Batch Records, and other documentation associated with the production and testing of the Product.
1.45    “DMSA” has the meaning set forth in the Background section of this Agreement.
1.46    “Drug Substance” means the active pharmaceutical ingredient (as defined by ICH Q7) manufactured by Brammer on behalf of Customer and identified in the applicable Product Addendum.
1.47    “Drug Product” means the Product manufactured by Brammer on behalf of Customer, into its final container closure, whether or not labeled.

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1.48    “Effective Date” has the meaning set forth in the Background section of this Agreement.
1.49    “EMA” means the European Medicines Agency, and any successor agency entity thereof having or performing substantially the same function.
1.50    “Estimate” has the meaning set forth in Section 4.5.
1.51    “Facilities” or “Facility” means Brammer’s manufacturing facilities located at 250 Binney Street, Cambridge, MA 02142, and warehouse facilities located at 61 Medford Street, Somerville, MA 02143, unless specifically set forth otherwise on Appendix C with respect to all Products, or on the applicable Product Addendum with respect to a specific Product.
1.52    “Forecast” has the meaning set forth in Section 3.2.
1.53    “Force Majeure Event” has the meaning set forth in Section 18.
1.54    “FDA” means the United States Food and Drug Administration or any successor entity thereof having or performing substantially the same function.
1.55    “GMP Suite” has the meaning set forth in Section 2.3.
1.56    “ICH” means the International Conference on Harmonization.
1.57     “Indemnified Party” has the meaning set forth in Section 14.3.
1.58    “Indemnifying Party” has the meaning set forth in Section 14.3.
1.59    “Intellectual Property Rights” means any and all of the following: (i) Patents, (ii) copyrights in both published and unpublished works, (iii) rights in trade secrets and know-how, whether or not patentable or copyrightable, (iv) trademark and service mark rights, (v) any and all other intellectual property rights, and (vi) any and all registrations and applications for registration of any of the foregoing.
1.60    “JPT” has the meaning set forth in Section 3.7.
1.61    “JSC” has the meaning set forth in Section 3.8.
1.62    “Latent Defect” means a Defect that was not reasonably discoverable within the period specified in Section 5.3 and not attributable to the improper handling or storage of the applicable Lot of Product after Customer takes delivery, but causes such Lot to fail to meet the original Specifications and is identified within [**] after Brammer’s release of a Drug Product Lot, using the analytical testing established for the Process.
1.63    “Launch” shall mean the first sale of a Product that has received Regulatory Approval together with all pricing and reimbursement approvals, from the applicable Regulatory Authority(ies) in a country within the Territory, excluding, however, any sale or other distribution for compassionate use, named patient use or for use in a clinical trial, for test marketing or similar use in a country.
1.64    “Losses” has the meaning set forth in Section 14.1.
1.65    “Lot” means a Batch or a portion of a Batch, or multiple Batches combined to form a filled Drug Product and released under a single alpha-numeric identifier.
1.66    “Manufacturer” means Brammer Bio MA, LLC.

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1.67    “Master Batch Record” means the document containing the instructions for the manufacture of the applicable Product referencing the applicable Specifications for such Product, as such may be amended by the Parties in accordance with the terms hereof.
1.68    “Material Specification” means a document detailing the list of tests, formulations, references to any analytical methods and appropriate acceptance criteria that are numerical limits, ranges or other criteria for tests described, that establishes a set of criteria to which a Product Material should conform to be considered acceptable as per Brammer’s quality requirements. For the avoidance of doubt, the Parties shall establish Material Specifications for all Product Materials relating to a Product.
1.69    “Minimum Purchase Commitment” has the meaning set forth in Section 3.3.
1.70    “New Brammer Technology” has the meaning set forth in Section 1.27 of the DMSA, with all capitalized terms therein having their meaning set forth in this Agreement.
1.71    “New Customer Technology” means “New Spark Technology” as set forth in Section 1.28 of the DMSA, with all capitalized terms therein having their meaning set forth in this Agreement.
1.72    “Non-Binding Forecast” has the meaning set forth in Section 3.4.
1.73    “Non-Dedicated Support Capacity” means the non-dedicated multi-use cGMP manufacturing capacity at the Facilities provided by Brammer as more specifically described in Appendix C that is non-exclusively dedicated to Customer for the manufacture and supply of the Products and performance of certain Services (as defined in the DMSA) pursuant to the DMSA, and includes multi-use suites for media preparation, downstream processing, and fill-finish, as applicable. For clarity, the Non-Dedicated Support Capacity may not be a specific physical location within the Facilities, for example, Brammer may qualify [**] fill-finish suites in which Brammer shall prepare the fill-finishing of the Product.
1.74    “Notice of Dispute” has the meaning set forth in Section 13.2(i).
1.75    “Other Customer Product” means any product of Customer which is not a Product under this Agreement.
1.76    “Packaging Information” has the meaning set forth in Section 2.8(i)(a).
1.77    “PAI” has the meaning set forth in Section 6.5.
1.78    “Party” or “Parties” has the meaning set forth in the Background section of this Agreement.
1.79    “Pass-Through Costs” has the meaning set forth in Section 4.4.
1.80    “Patents” means patents and patent applications issued or pending anywhere in the world, together with any and all divisions, renewals, continuations and continuations-in-part thereof, and all patents granted thereon, and all reissues, re-examination certificates, certificates of invention and applications for certificates of invention, revalidations, substitutions, supplementary protection certificates, additions, utility models, and term restorations, extensions and foreign counterparts thereof.
1.81    “Permitted Recipients” has the meaning set forth in Section 10.3.

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1.82    “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.
1.83    “PPI” has the meaning set forth in Section 4.2.
1.84    “Price” means, with respect to a Product, the price to be charged by Brammer for a Batch of Product manufactured and supplied hereunder as delivered to Customer in accordance with Section 4.1 as set forth on Appendix C, as amended from time to time.
1.85    “Process” means the processes and procedures used to manufacture a Product in accordance with the Master Batch Record, including all protocols and standard operating procedure documents referenced therein, which are provided by Customer to Brammer or developed pursuant to the DMSA.
1.86    “Process Consumables” means media, raw materials, chromatography columns, resins, filters, membranes, disposable analytical test kits, hoses, filter housings, tubing, filling needles, disposable bags, disposable glass/plastic ware, cleaning supplies and other changeover parts used during the manufacture of a Product.
1.87    “Process Performance Qualification” means the collection and evaluation of data, from the Process design stage through repeated production at final scale, which establishes scientific evidence that a manufacturing process is capable of consistently and reproducibly delivering a Product meeting Specifications, as described in the FDA’s Guidance for Industry, Process Validation: General Principles and Practices, January 2011 (Rev. 1), as amended or updated from time to time.
1.88    “Product” means Customer’s product defined in the applicable Product Addendum.
1.89    “Product Addendum” means, with respect to a Product, a written document executed by the Parties that sets forth the following information for such Product: (i) a detailed description of the Program to be conducted for such Product; (ii) the Specifications for the applicable Drug Substance, (iii) Specifications for the Drug Product, (iv) requirements for the final container closure, (v) the Packaging Information, and (vi) any other information specifically relating to such Product and/or the conduct of the Program (e.g., safety stock requirements, etc.), substantially in the form attached hereto as Appendix A.
1.90    “Product Materials” means all the materials identified in the applicable Product Addendum to be consumed (i) in the manufacture and/or testing of the Product or incorporated into the Product or packaging of the Product, including Process Consumables, packaging materials, and components needed for the manufacturing of the Product.
1.91    “Program” means, with respect to a Product, all of the manufacturing, filling, packaging, and other activities to be performed by Brammer or any of its Affiliates in connection with the manufacturing and supply of such Product to Customer pursuant to this Agreement and the applicable Product Addendum, including any mutually agreed and authorized written amendments thereto.
1.92    “Program Manager” has the meaning set forth in Section 3.7.
1.93    “Purchase Order” means a written or electronic order form submitted by Customer in accordance with the terms of this Agreement to Brammer authorizing the manufacture and supply of a Product.
1.94    “Quality Agreement” has the meaning set forth in Section 6.1.
1.95    “Recall” has the meaning set forth in Section 6.6.

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1.96    “Receiving Party” has the meaning set forth in Section 10.1.
1.97    “Regulatory Approval” means in a particular country or regulatory jurisdiction, all approvals and authorizations, including any renewals and amendments thereof, of the applicable Regulatory Authority necessary for the manufacture, packaging, marketing, storage, import, export, transport, distribution, sale and use of a pharmaceutical or biologic product in such country or jurisdiction.
1.98    “Regulatory Authority” means, in a particular country or regulatory jurisdiction, the applicable governmental authority or agency involved in granting any approvals necessary for the manufacture, marketing, importation and sale of a pharmaceutical product (such as a Product) and, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of such pharmaceutical product in such country or regulatory jurisdiction. For illustrative purposes and without limiting the generality of the foregoing, Regulatory Authority includes the FDA, the EMA, or any successor entity or entities thereof having or performing substantially the same function.
1.99    “Renewal Term” has the meaning set forth in Section 17.1.
1.100    “Reprocess” means introducing a Product back into, and repeating appropriate manipulation steps that are part of, the established Process.
1.101    “Result(s)” means all in-process analytical results, materials, data obtained, and reports developed and/or generated by Brammer in performing its manufacturing and supply activities related to a Product. Any results, materials or data obtained, developed or generated outside of the conduct of its obligations hereunder or that are not specifically related to the Product or Process will not constitute Results. For the avoidance of doubt, documents that may be generated or used in the course of performing Brammer’s obligations with respect to a Program, but that are general to Brammer’s business and not specifically related to the Product or Process, such as designs, specifications, and SOPs in connection with the operation of any of its Facility and/or equipment, will not constitute Results.
1.102    “Retained Copies” has the meaning set forth in Section 17.4(i).
1.103    “Retention Period” has the meaning set forth in Section 2.9.
1.104    “Rework” means subjecting a Product to one or more processing steps that are different from the established Process.
1.105    “SOP” means the written standard operating procedures and methods of Brammer, as the same may be amended, in Brammer’s sole discretion, from time to time.
1.106    “Special Waste” means waste or effluent, which is required pursuant to Applicable Laws to be collected in a special container for external disposal.
1.107    “Specifications” means, with respect to a particular Product pursuant to the applicable Product Addendum, the list of tests, references to any analytical methods and appropriate acceptance criteria that are numerical limits, ranges or other criteria for tests described, that establishes a set of criteria to which such Product should conform to be considered acceptable for its intended use. The Specifications for any Product shall be jointly agreed to by the Parties as set forth in the applicable Product Addendum and may be amended or supplemented by mutual written agreement of the Parties.
1.108    “Storage Guidelines” means, with respect to a Product, the procedures that describe the methods of preserving, monitoring and storing all Product Materials relating to such Product, under conditions as mutually agreed to in writing by Brammer and Customer and included in the applicable Product Addendum.

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1.109    “Technology” has the meaning set forth in Section 1.45 of the DMSA.
1.110    “Term” has the meaning set forth in Section 17.1.
1.111    “Territory” means, with respect to a Product, the countries in the world that are identified in the applicable Product Addendum, together with their respective territories and possessions.
1.112    “Third Party” means any party other than Customer, Brammer and their respective Affiliates.
1.113    “US” means the United States of America and its territories and possessions.
1.114    “Vendor” means any Third Party (a) that supplies any Product Materials, Process Consumables or other products or services to Brammer or its Affiliates; or (b) to which Brammer has subcontracted the performance of any of its obligations under this Agreement.
2.    Overview of Agreement.
2.1    Brammer Manufacturing and Supply Activities; Interpretation.
(i)    Agreement to Supply. During the Term, Brammer shall manufacture and supply Product to Customer for clinical trial and commercial supply purposes and for purposes of Process Performance Qualification pursuant to the provisions of this Agreement, the Quality Agreement and any applicable Product Addendum that are mutually agreed to and executed by the Parties in writing. The terms of this Agreement shall be deemed to be incorporated into each Product Addendum that may be executed by the Parties.
(ii)    Provision of Services Pursuant to DMSA. During the Term, Customer may request that Brammer provide certain services related to Products that are outside the scope of Brammer's manufacture and supply obligations under this Agreement, such as the conduct of Process Performance Qualification or services related to Process development in connection with a Product and the like (“Development Services”). The Parties agree that all Development Services will be set forth in a written Work Order (as defined in Section 1.46 of the DMSA) to the DMSA, shall be considered Services (as defined in Section 1.38 of the DMSA) under the DMSA, shall be governed by all provisions of the DMSA, and shall not be governed by the terms of this Agreement. In the event that Development Services are inadvertently included in any Product Addendum under this Agreement, the Parties agree that such Product Addendum shall automatically be deemed a Work Order under the DMSA solely with respect to such Development Services and shall be governed by the provisions of the DMSA and not this Agreement. For clarity, other than the performance of manufacturing activities to supply the Product(s) ordered by Customer hereunder following a successful Process Performance Qualification campaign, all other activities or services of Brammer shall be considered “Development Services” for purposes of this Agreement and this Section 2.1(ii).
(iii)    Manufacture of Product under the DMSA. Notwithstanding anything to the contrary set forth in this Agreement or the DMSA, in the event Brammer manufactures any Batch of Product under the DMSA on behalf of Customer in the Dedicated Capacity, such Batch shall count towards Customer meeting its then-current Minimum Purchase Commitment, if any, as more specifically described in Section 3.3.
(iv)    Interpretation. In the event of a conflict between the terms of this Agreement and the terms set forth in any Product Addendum, the terms of this Agreement shall control, except to the extent that any applicable Product Addendum expressly and specifically states an intent to supersede this Agreement on a specific matter. Any amendment to the terms of this Agreement shall be effective for all Product Addenda, unless such amendment or any Product Addendum (with respect to such Product Addendum only) expressly and specifically states otherwise. In the event of a conflict between the terms of this Agreement and the DMSA,

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the terms of the DMSA shall govern with respect to the performance of the Development Services and all matters relating to intellectual property and confidentiality, and in all other cases, the terms of this Agreement shall govern.
2.2    Use of Facilities. For each Product, Brammer shall perform all manufacturing and supply activities and all storage activities at the Facilities. Brammer may not, without the prior written consent of Customer, move the Dedicated Capacity or the Non-Dedicated Supply Capacity to a different facility, site or location without the prior written consent of Customer, which consent will not be unreasonably withheld or delayed (it being understood and agreed that Customer may withhold consent pending satisfactory completion of a quality assurance audit and/or regulatory impact assessment of the new location or additional facility, as the case may be). In addition, Brammer shall not implement any changes to the Facilities, including the GMP Suites, or any equipment reasonably likely to have an effect on the conduct of the manufacturing and supply activities, storage activities, the Dedicated Capacity or the Non-Dedicated Support Capacity set forth in this Agreement, or the Regulatory Approval of any Product, without Customer’s prior written approval. Notwithstanding anything to the contrary set forth herein, in the event that any circumstances affect the entire Facility where Dedicated Capacity is located, Brammer shall prioritize reestablishing supply for Customer over customers that do not have Dedicated Capacity
2.3    GMP Suites. Brammer shall maintain, within the Facilities, GMP manufacturing suite(s) that are exclusively reserved for Dedicated Capacity in a state ready and available for manufacture of Product in accordance with the Product Addenda, which suites are fully equipped, maintained and validated, and which include a sufficient number of qualified and trained staff dedicated to such manufacturing suite to conduct such activities (each, a “GMP Suite”), as provided in Appendix C. The GMP Suite shall be supported by the Non-Dedicated Support Capacity at the Facilities, as more specifically agreed by the Parties including as described in regulatory filings. In addition, any Product-specific terms and conditions specific to a GMP Suite reserved for Customer as Dedicated Capacity or used as Non-Dedicated Support Capacity shall be set forth in Appendix C. All Non-Dedicated Capacity activities shall be conducted in the Facilities as more specifically described in Appendix C. Brammer shall ensure that the GMP Suites and the Facilities and all equipment used in the manufacture of Products meet Applicable Laws with respect to the manufacture and supply of the Products. Brammer shall be responsible for properly maintaining the GMP Suites, and for ensuring that all validated Processes are carried out in accordance with the terms of such Processes, all in accordance with Applicable Laws. Brammer shall obtain and maintain during the Term of this Agreement, at its own expense, any Facility-related regulatory approvals and any other permits necessary for the manufacturing and supply activities conducted by Brammer under this Agreement, excluding obtaining Regulatory Approval for any Product and any other Product-specific approvals (for which Customer shall be responsible as Pass-Through Costs contemplated by Section 4.4).
2.4    Flexible Use of Dedicated Capacity. During the Term of this Agreement, Customer shall have the right to use Dedicated Capacity to support Customer’s portfolio of various Products, which Brammer will not unreasonably deny or delay. Accordingly, the Dedicated Capacity and the associated Minimum Purchase Commitment(s) (as defined in Section 3.3 and according to Appendix C) can be used by Customer in support of the supply of one or more Products in Customer’s portfolio that are manufactured by Brammer.
2.5    Right to Cross-Reference. Brammer hereby grants to Customer, its Affiliates and its sublicensees, with respect to a Product, a perpetual, irrevocable right to cross-reference Brammer’s regulatory submissions and Facility approvals for the purpose of obtaining and maintaining regulatory approvals (including Regulatory Approvals) with respect to each Product anywhere in the world. Within [**] after Customer’s written request, Brammer shall deliver to Customer for filing with the FDA or any foreign Regulatory Authority designated by Customer such authorization letters as Customer reasonably deems necessary for the foregoing purpose, which shall be substantially in the form attached hereto as Appendix B, subject to such modifications as may be required by Applicable Laws; provided, however, that if Customer proposes any material modifications

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to such form, Brammer shall be entitled to an additional [**] for review and approval of the modified form; and provided, further, that Customer shall be responsible for all costs and expenses associated with its request for such cross-reference, and for obtaining any notarization, legalization or apostille that may be required for filing any authorization letter with any foreign Regulatory Authority. For the avoidance of doubt, Brammer shall not be required to provide directly to Customer any Brammer documents that are general to Brammer’s business, such as a Facility and equipment SOPs unless such documents are expressly requested by a relevant Regulatory Authority or are required by Applicable Laws. Additionally, if required, at Customer’s request and cost, Brammer shall promptly provide Customer with copies of all granted Regulatory Approvals and any other permits related to the manufacture of any Product. Customer will have the right to use any and all information contained in such approvals in connection with its own applications for Regulatory Approval and/or commercial development of the Products.
2.6    Annual Capacity. Brammer shall supply quantities of Product consistent with the Forecasts and accepted Purchase Orders submitted by Customer in accordance with Section 3 below. Brammer shall have GMP Suites reserved for Dedicated Capacity as provided in Appendix C and otherwise devote the GMP Suites and the Dedicated Capacity and use the Non-Dedicated Support Capacity to perform the activities in accordance with the provisions of this Agreement and any applicable Product Addendum.
2.7    Purchase of Product. Customer and Brammer agree that: (a) the minimum supply of Products, by year will be as detailed in Appendix C; and (b) Customer and its Affiliates shall purchase from Brammer, and Brammer will be the supplier to Customer and its Affiliates, of the quantity of Products as detailed in the applicable Binding Forecast and accepted Purchase Orders submitted by Customer during the Term that will be no less than the Minimum Purchase Commitment, unless permitted pursuant to Section 3.3 or pursuant to the issuance by Brammer of an acceptance Acknowledgement in accordance with Section 3.1 of this Agreement, respectively. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall be deemed to limit Customer’s right at any time to qualify a second source supplier for any Drug Substance, Drug Product or Product anywhere in the world at Customer’s sole cost.
2.8    Filling, Finishing and Packaging. Brammer shall be responsible for filling, finishing, vial labeling and primary packaging of any Product for sale in the Territory in accordance with the applicable Product Addendum, Applicable Laws, cGMP, the Quality Agreement, and the Packaging Information. If secondary packaging is required, the Parties shall agree to negotiate the terms thereof in writing in good faith, substantially as set out below. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall be deemed to limit Customer’s right at any time to appoint a Third Party to conduct any filling, finishing, vial labeling or packaging activities with respect to any Drug Substance, Drug Product or Product.
(i)    Packaging.
a.    Packaging Information. Customer shall be responsible for the design and delivery of the design of Customer’s artwork, logo, Product marks, Product labels, patient information leaflets and other information (collectively, the “Packaging Information”) for all Product labeling and packaging. Without limiting the foregoing, Customer shall be solely responsible for all costs and expenses relating to Packaging Information. The Packaging Information shall be consistent with Applicable Laws and the applicable BLA or Regulatory Approval. During the term of any the Product Addendum, Customer hereby grants to Brammer a non-transferable and non-sublicensable (other than through one tier to any Affiliates and Approved Vendors performing the applicable packaging activities), royalty-free, non-exclusive license in the Territory specified in such Product Addendum to use such Packaging Information as may be required for Brammer to perform its obligations under this Agreement, which license shall immediately terminate upon the earlier to occur of the expiration or termination of such Product Addendum or this Agreement.

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b.    Legal Requirements for Packaging and Labelling. Customer shall inform Brammer of any requirements under any Applicable Laws in the Territory relating to packaging or labeling of a Product and shall notify Brammer promptly of any changes to such requirements, so that Brammer can modify or request its Approved Vendors to modify the packaging and labeling. Brammer shall not be responsible for any delay in the delivery of the applicable Product caused by failure of Customer to notify Brammer of any required modifications in sufficient time for Brammer or its Approved Vendor to make the modifications prior to the required delivery time. Brammer will implement any changes to the packaging and labeling required by Customer and inform Customer of any delays in the delivery of Product caused thereby.
c.    Changes to Packaging Information. On advance written notice to Brammer, Customer shall have the right, subject to obtaining any necessary Regulatory Approvals, to change the Packaging Information in which or with which it chooses to have Brammer deliver a Product, any such change being referred to as an “Artwork Change”; provided, however, that (i) any such change occasioned by requirements of Applicable Laws, safety considerations, or the request of any Regulatory Authority shall be implemented as soon as reasonably possible and as required by Applicable Laws, and (ii) for any other Artwork Change, Brammer will use commercially reasonable efforts to accommodate Customer’s time schedule. In the event that Brammer implements an Artwork Change, all direct out-of-pocket costs and expenses reasonably incurred by Customer or its Affiliates (including any reasonably incurred, direct, out-of-pocket costs of or payable to an Approved Vendor) in connection with such Artwork Change shall be paid by Customer within [**] of the date of an invoice therefor.
d.    Use of the Name of Brammer. To the extent applicable, all Packaging Information, including Packaging Information resulting from an Artwork Change, which contains the name of Brammer or its Affiliates (other than solely identifying Brammer or its Affiliates or their Approved Vendors as the manufacturer or supplier of the Product) shall be subject to the approval of Brammer.
e.    Limitations. Notwithstanding any other provision of this Agreement, all Product is supplied by Brammer to Customer hereunder solely and exclusively for sale in the Territory set forth in the applicable Product Addendum.
2.9    Record-keeping. For each Lot of Product manufactured under a Product Addendum, Brammer will keep and maintain records, including all Results produced in the conduct of its obligations hereunder, for a period of [**] after completion of a deliverable, or such longer period as required by the Applicable Laws (the “Retention Period”). For clarity, Brammer will be entitled to retain all original documents relating to a Program and will provide to Customer an electronic and paper copy of all Batch Records, Results and other reports provided under this Agreement. At the end of the Retention Period, such records and reports shall, at Customer’s option and expense, either be (i) delivered to Customer or to its designee, or (ii) disposed of, but only after giving Customer [**] prior written notice of Brammer’s intent to do so.
2.10    Samples of Product. Brammer will take and retain, for such period and in such quantities as may be required by cGMP (if applicable) and the applicable Quality Agreement, samples of Product manufactured under this Agreement, including samples required by Customer (“Customer-Owned Retains”). Further, upon Customer’s written request and to the extent consistent with cGMP and Applicable Laws, Brammer will provide to Customer reasonable access to such Customer-Owned Retains or agree that Brammer will perform testing on the Customer-Owned Retains. Customer acknowledges that Brammer may retain up to [**] units of Drug Product per Batch (at Brammer’s expense for storage) for its legal, regulatory and compliance purposes.
3.    Forecasting and Purchase Orders.
3.1    Purchase Order. On or before the [**] day of each quarter, Customer shall submit a Purchase Order for all the new quantities of Product ordered by Customer for the immediately succeeding [**] quarters, pursuant to this Section 3, and within [**] following receipt of a Purchase Order, Brammer will issue

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a written acknowledgement specifying whether it accepts or rejects such Purchase Order (“Acknowledgement”); provided however, that Brammer shall accept such Purchase Order so long as the Purchase Order is consistent with the Minimum Purchase Commitments and this Agreement.
3.2    Binding Forecast. On or before the date that is [**] after the Effective Date, and on the [**] day of each quarter thereafter, Customer shall submit to Brammer a rolling [**] quarter Batch forecast of Customer’s anticipated demand of Product (each, a “Forecast”). Subject to Customer’s Minimum Purchase Commitment described in Section 3.3 below, the first [**] quarters of any Forecast shall be binding and non-cancellable by Customer once accepted by Brammer (the “Binding Forecast”).  Purchase Orders will be placed upon submission of the Binding Forecast for any Batches that are not already on order (via one or more previously accepted Purchase Orders). [**] of the Forecast may be adjusted in subsequent Forecasts, provided that these quarters will not be adjusted by more than +/-[**]% of their values, rounded up to the nearest Batch, in the immediately prior Forecast. [**] of the Forecast may be adjusted, provided that such adjustment will not be by more than +/- [**]% of their values, rounded up to the nearest Batch, in the immediately prior Forecast.
3.3    Minimum Purchase Commitment. Following establishment of the Process for a Product pursuant to the Process Performance Qualification, Customer shall be required to purchase at least the minimum number of Batches of Product per quarter, (the “Minimum Purchase Commitment”) as specified in Appendix C. If Customer fails to place Purchase Orders at the start of each quarter, sufficient to satisfy the Minimum Purchase Commitment, Customer shall, within [**] of receipt of invoice, pay to Brammer the Batch Pricing for all Batches of Product that would have been manufactured if Customer had placed Purchase Orders sufficient to satisfy the Minimum Purchase Commitment for the first quarter of the Binding Forecast. Customer and Brammer shall establish, through the JSC, maximum capacity of Batches of a particular Product that can be manufactured in the Dedicated Capacity, taking into account of level-loading the demand and the demonstrated scheduling needs of the Process.
3.4    Non-Binding Forecast. The remaining portion of each Forecast portion not associated with the Binding Forecast (the “Non-Binding Forecast”) shall be a good faith estimate on the part of Customer as to its expected needs, but shall be non-binding on either Party.
3.5    Brammer’s Cancellation of Purchase Orders. If Customer refuses or fails to timely supply Customer-Provided Materials in accordance with the applicable Product Addendum, Brammer reserves the right to cancel that part of a Purchase Order for which Customer-Provided Materials have not been provided, upon written notice to Customer, and Brammer shall have no further obligations or liability with respect to such part of a Purchase Order. Customer will be responsible for payment for such part of a Purchase Order that cannot be fulfilled due to its failure to provide Brammer with the necessary quantities of Customer-Provided Materials. Any such cancellation of Purchase Orders shall not constitute a breach of this Agreement by Brammer.
3.6    Customer’s Cancellation of Purchase Orders. Customer may cancel any Purchase Order (in whole or in part) up until the date that is [**] prior to the delivery date specified in such Purchase Order (the “Cancellation Date”). Customer may also modify the delivery date of a Purchase Order upon the prior written agreement of Brammer, provided that any such modification to the delivery date shall not affect any Binding Forecast.
3.7    Program Manager and Customer Representative. Brammer will appoint a Brammer representative (the “Program Manager”) to be responsible for overseeing the conduct of the manufacturing and supply activities and the completion of each Program by Brammer. The Program Manager will coordinate performance of manufacturing and supply activities with a representative designated by Customer in writing (the “Customer Representative”), which representative will have responsibility over all matters relating to performance of the manufacturing and supply activities on behalf of Customer. Unless otherwise mutually agreed to by the Parties, all communications between Brammer and Customer regarding the conduct of a Program under a Product Addendum will be addressed to or copied to the Program Manager and Customer Representative.

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The Program Manager and the Customer Representative shall be named in each Purchase Order, and Brammer or Customer may, at its option, substitute, respectively, the Program Manager or the Customer Representative during the Term by providing written notice to the other Party. The Parties will assemble a Joint Project Team (“JPT”) to be responsible for overseeing the conduct of the Programs and the primary day-to-day contact point, which will be comprised of the Program Manager, Customer Representative, and [**] additional employees of each Party.
3.8    Joint Steering Committee. Within [**] of the Effective Date, the Parties shall establish a Joint Steering Committee (“JSC”), having the respective responsibilities set forth below in this Section 3.8. The JSC shall be composed of an equal number of appropriate members of Customer’s and Brammer’s respective management teams having appropriate technical credentials, experience, knowledge, and decision-making authority within their respective organizations. The role of the JSC shall be the overall oversight, review and direction of the ongoing cooperation and communication between the Parties regarding the manufacturing and supply activities under each Product Addendum and the services provided under the DMSA, including:

(a)	Meeting (i) on a [**] basis in person or by teleconference or videoconference and (ii) on an ad hoc basis as agreed between the Parties from time to time;

(b)
Monitoring the activities under each Product Addendum, including review of Forecasts, delivery of Products and services, resolution of disputes, assessment of Process improvement opportunities, and review of regulatory needs, among others; and

(c)
The JSC shall not have the power to take any action under this Agreement or the DMSA to interpret, amend or modify this Agreement or DMSA, or waive compliance therewith. For clarity, the JSC shall replace the Project Team under the DMSA as the governing body under the DMSA.

4.    Payments.
4.1    Price Per Batch of Product. For each Product, Customer shall purchase such Product from Brammer at the applicable Price per Batch of Product (“Batch Pricing”) in accordance with the terms of this Agreement and the applicable Product Addendum. Customer shall pay Brammer for all other fees and expenses of Brammer owing in accordance with the terms of this Agreement. Such fees and expenses shall be paid within [**] following receipt by Customer of Brammer’s invoice, which invoice shall be submitted to Customer by Brammer as and when Brammer has committed to such fees and expense.
4.2    Annual Price Adjustments. The Price per Batch of Product as set forth in Appendix C shall be subject to increase annually by Brammer, based on the [**] period, provided that Brammer may not increase the Price per Batch of any Product prior to [**], and provided further that the maximum Price increase shall be [**].
4.3    Capacity Access Fee. Customer shall pay the Capacity Access Fee as provided in Appendix C attached hereto.
4.4    Pass-Through Costs. The Price per Batch of Product does not include amounts payable by Customer for (i) [**]; (ii) [**], if any; (iii) [**]; or (iv) [**]; ((i) through (iv), collectively, “Pass-Through Costs”). Brammer will invoice Customer for all Pass-Through Costs as incurred by Brammer. Amounts payable for Customer-Funded Equipment will include the direct cost to acquire, install and qualify the equipment, which will be procured and invoiced in accordance with an applicable Product Addendum. An administrative fee of [**] percent ([**]%) will be added to all invoices for Pass-Through Costs excluding Customer-Funded Equipment to cover the cost of vendor qualification, vendor management and incoming quality control, inventory management and warehousing. Customer will pay all such invoices in full within [**] of the date of such

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invoice, unless Customer notifies Brammer in writing of a disputed invoice amount. In the case of a disputed amount, the Parties will in good faith discuss the item and seek resolution and Customer will pay all undisputed amounts, if any, included in such invoice. Notwithstanding anything to the contrary set forth herein, all costs and expenses relating to Brammer-Funded Equipment shall be borne solely by Brammer.
4.5    Estimates for Pass-Through Costs. Prior to the initiation of commercial manufacturing for a Product and in the [**] before the start of each calendar year, Brammer will prepare and provide to Customer a good-faith itemized estimate (an “Estimate”) of expected costs and expenses to be incurred by Brammer for Process Consumables and services provided by or subcontracted to an Approved Vendor, as applicable, based on the Binding Forecast and the Batch Pricing. Within [**] of receipt of each Estimate, Customer will either notify Brammer of Customer’s acceptance and agreement of such Estimate, or notify Brammer with reasonable detail of any disputed items set forth in the Estimate. Failure to so notify Brammer within such [**] period will be deemed to be Customer’s agreement and acceptance of such Estimate. If Customer disputes any items set forth in the Estimate within such [**] period, the Parties will discuss in good faith the disputed items and Brammer will re-issue an Estimate to Customer and the review and acceptance process set forth above will be applied to such re-issued Estimate. Following approval of each Estimate, Brammer will proceed, in accordance with the time schedule set forth in the applicable Product Addendum, with the purchase of Process Consumables for the Binding Forecast.
4.6    Reports. No later than the [**] after each [**], Brammer shall provide a written report to Spark indicating the value of the work performed by Brammer in the previous [**] and in strict accordance with the relevant Purchase Orders, as may be amended pursuant to this Agreement.  The calculation of the work value will be based on the [**] as commonly used in project management and not on work invoiced.  Earned value must be calculated for each identified cost driver indicated in the relevant Purchase Orders.  The format defined as look and feel of the report will be determined and agreed upon by both Parties but the content must be in accordance with the expectations stated herein.  Brammer will use its best effort to ensure that the content of the report be accurate.  Specifically, Brammer will use its best efforts to ensure that the calculations are accurate and in alignment with the relevant Purchase Orders.  Such a report will be in addition to any other report mentioned in this Agreement.
4.7    Taxes. All fees are exclusive of value-added taxes, duties, tariffs, and charges, and Customer is responsible for all such taxes, duties, tariffs, and charges payable on the exportation or importation of Products. In addition, Customer shall be solely responsible for any taxes including, but not limited to, value-added tax or importation duties, related to Customer-Provided Materials. Without limiting any of Brammer’s obligations hereunder, Brammer shall cooperate with and assist Customer in all aspects of the shipment, exportation, importation and delivery process in order to ensure the expeditious delivery of the Product to the designated delivery point, including assisting in obtaining any documents that may be required, provided that Customer shall reimburse Brammer for its out-of-pocket costs and expenses incurred in connection therewith as Brammer may invoice to Customer in writing, which invoices shall be payable within [**] following the date thereof.
4.8    Late payments. Late payments of undisputed amounts under this Agreement will incur an interest charge of the lesser of [**] percent ([**]%) per month or the maximum amount permitted by Applicable Laws. Brammer reserves the right to suspend the manufacturing and supply activities hereunder in the event of late payments of undisputed amounts after providing Customer written notice of such late payments and allowing Customer a period of [**] to pay the late amounts (any time after such period, the “Delinquency Period”), Brammer reserves the right to refuse receipt of new Customer-Provided Material for manufacture of additional Batches of Product during the Delinquency Period. Customer will reimburse Brammer for all costs incurred in collecting any late payment of undisputed amounts, including, without limitation, reasonable attorneys’ fees.

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4.9    Payment in US Dollars. All amounts payable to Brammer under this Agreement will be paid in US Dollars, without deduction, and by authenticated and value dated Swift telegraphic transfer for any such payments made from outside the US, quoting invoice numbers of payment to the bank account identified in the applicable invoice or by such other means as Brammer will notify Customer in writing from time to time.
5.    Delivery and Acceptance Procedures.
5.1    Delivery of Product; Risk of Loss. Brammer shall ship Product ordered by Customer to Customer by the target delivery date specified in the Purchase Order or such other date as may be agreed to in writing by the Parties from time to time. Each shipment will contain: (i) a packing list if applicable, (ii) an invoice, (iii) the Batch Record, (iii) the Certificate of Compliance, and (v) the Certificate of Analysis (collectively, the “Batch Documentation”). Brammer shall deliver each Lot of Product [**] (the “Delivery Site”). Title to each Lot of Product will pass to Customer when Customer or Customer’s designated carrier takes delivery of such Lot at the Delivery Site. All risk of loss or damage to any Lot of Product will pass to Customer when Customer or Customer’s designated carrier takes delivery of such Lot at the Delivery Site, or upon release of a Lot of Product by Brammer if a Lot of Product is, at Customer’s request, stored by Brammer, unless otherwise specified by mutual written agreement of the Parties. To the extent that Customer requests Brammer to store, pack, or distribute a Lot of Product, the Parties shall negotiate in good faith terms for such shipping, storage, packaging, and distribution services and shall set forth such terms in the applicable Product Addendum.
5.2    Failure to Take Delivery. If Customer fails to take delivery of any Product Lot on any scheduled delivery date and prior arrangements to store the Product have not been agreed to between the Parties, Brammer shall store such Product as Customer’s agent, and Customer shall be invoiced on the first day of each month following such scheduled delivery for reasonable administration and storage costs. For each such stored Lot of Product, Customer agrees that: (i) Customer has made a fixed commitment to purchase such Lot of Product; (ii) title and risk of loss for such Lot of Product passes to Customer; (iii) such Lot of Product shall be on a bill and hold basis; and (iv) if no delivery date is determined at the time of billing, Brammer shall have the right to ship such Lot of Product to Customer [**] after billing.
5.3    Acceptance of Product. Upon receipt of each Lot of Product, Customer will:
(i)    inspect the Product and confirm that the quantity of Product received by Customer matches the quantity of Product set forth in the Batch Documentation, and make all the necessary reserves on the delivery receipt related to any shortage in the quantity of Product;
(ii)    inform Brammer, by email to the email address set forth in the Quality Agreement, of any shortage identified through the conduct of the inspection pursuant to Section 5.3(i) within [**] from the date of delivery to Customer of such Lot of Product; and
(iii)    inform Brammer by email of any Defect within [**] from the date of delivery of such Lot of Product at the Delivery Site; provided, however, that Customer may provide notice of rejection of a Lot of Product having a Latent Defect promptly and within [**] upon identification of the Latent Defect. In the event that a Latent Defect is identified in the Product and it is determined to be a result of a Brammer Failure, then Customer shall have the applicable remedies set forth in this Section 5.
If Customer does not notify Brammer of a shortage or Defect according to the process and timing described above, Customer will be deemed to have accepted the Lot of Product, and to have waived any rights to reject such Lot.
5.4    Lot Defects; Quarantine; Disputes. Brammer shall not release any Lot of Product for shipment that contains a Defect or does not conform to the warranties set forth in Section 16.1, without the prior written approval of Customer.

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(i)    Quarantine. In the event any Lot of Product contains a Defect, Brammer shall quarantine and properly tag all such Product. Brammer shall promptly submit to Customer a report detailing the nature of the Defect, including the investigation and testing done and Brammer’s recommended Disposition.
(ii)    Defects Discovered by Customer. In the event Customer discovers that a Lot of Product contains a Defect, Brammer will work with Customer in good faith to investigate the cause of the Defect. Customer shall be required to provide Brammer with records that demonstrate that the affected Lot of Product was maintained under proper storage conditions from the time such Lot of Product was delivered to Customer. The ultimate Disposition of a Product containing a Defect will be the responsibility of Customer’s quality assurance department. Brammer shall provide any additional information regarding the Defect as may reasonably be requested by Customer.
(iii)    Defects due to Customer Provided Materials. Customer shall be solely responsible for all costs and expenses incurred in connection with any Lot of Product containing a Defect to the extent any Customer-Provided Material, including that was not incorrectly stored and handled by or on behalf of Brammer, resulted in the Defect, and for all costs and expenses to re-manufacture such Lot of Product.
5.5    Disputes. In case of any disagreement between the Parties as to whether a Lot of Product contains a Defect exists or whether the Defect is due to a Brammer Failure, then the quality assurance representatives of the parties will attempt in good faith to resolve any such disagreement and Customer and Brammer will follow their respective SOPs to determine the conformity of a Lot of Product contains a Defect and/or the cause of any such Defect. If the foregoing discussions do not resolve the disagreement in a reasonable time (which will not exceed [**]), then the Parties will promptly select a mutually acceptable, independent, Third Party expert with expertise in the field of gene therapy manufacturing to resolve such disagreement, provided that [**]. The determination by such Third Party expert shall be final and binding on the Parties absent manifest error [**]. For clarity, if Customer has not yet paid the Price for the Lot of Product in question, then Customer’s payment obligations with respect to such Lot of Product shall be stayed until the Third Party expert or laboratory determines that such Lot of Product contains a Defect, and, in the case following establishment of the Process for a Product pursuant to the Process Performance Qualification in accordance with this Agreement and as agreed to by the Parties, that such Defect was caused by a Brammer Failure.
5.6    Drug Substance Non-Compliance and Remedies. If a Lot of Product contains a Defect caused by a Brammer Failure as determined in accordance with Section 5.3, Brammer will at Customer’s election:
(i)    at [**] cost and expense (excluding the cost for the supply of Product Materials that must be replaced therefor) manufacture a new Lot of Drug Substance as soon as practicable, taking into account the availability of Product Materials, or as soon as reasonably possible; or
(ii)    if reasonably possible and acceptable to Customer for its purposes, Reprocess or Rework the Lot of Product, at [**] cost and expense except for the supply of any additional Product Materials that must be replaced therefor, and as soon as practicable, so that the Lot of Product can be deemed to have been manufactured in compliance with cGMP and the Process, and to conform to Specifications.
5.7    Notwithstanding the foregoing, following establishment of the Process for a Product pursuant to the Process Performance Qualification in accordance with this Agreement and as agreed to by the Parties, Brammer shall perform its obligations under Sections 5.6(i) and (ii) only if the Batch of such Product contains a Defect caused by a Brammer Failure.
(i)    Moreover, the Parties will meet to discuss, evaluate and analyze the reasons for and implications of the failure to comply with cGMP (if applicable) manufacturing Process and will decide whether to proceed with or to amend the applicable Product Addendum, or to terminate such Product Addendum.

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(ii)    The sole and exclusive remedies available to Customer with respect to the replacement, Reworking or Reprocessing of a non-conforming Lot of Drug Substance resulting from a Defect caused by a Brammer Failure are set forth in Section 5.6 and this Section 5.7; provided, however, that nothing in Section 5.6 or this Section 5.7 shall limit or otherwise restrict Customer’s other rights and remedies under this Agreement, including with respect to a Brammer breach of the terms of this Agreement.
5.8    Drug Product Non-Compliance and Remedies. If a Lot of Drug Product contains a Defect caused by a Brammer Failure as determined in accordance with Section 5.3, Brammer will at Customer’s election:
(i)    at [**] cost and expense (excluding (a) [**] percent ([**]%) of the normal cost to manufacture Drug Substance if different Lots of Drug Substance were pooled to manufacture such Lot of Drug Product or [**] percent ([**]%) of the normal cost to manufacture Drug Substance if Batches or Lots of Product were not pooled to manufacture such Lot of Drug Product, and (b) the cost of any additional Product Materials necessary for the supply of any Drug Substance that must be replaced therefor and the cost of any other additional Product Materials necessary for manufacture of the new Lot of Drug Product) and as soon as practicable, manufacture a new Lot of Drug Product, taking into account the availability of Product Materials; or
(ii)    if reasonably possible and acceptable to Customer for its purposes, Reprocess or Rework the Lot of Drug Product, at [**] cost and expense (except for the supply of any additional Product Materials that must be replaced therefor) and as soon as practicable, so that the Lot of Drug Product can be deemed to have been manufactured in compliance with cGMP and the Process, and to conform to Specifications.
The sole and exclusive remedies available to Customer with respect to the replacement, Reworking or Reprocessing of a non-conforming Lot of Drug Product resulting from a Defect caused by a Brammer Failure are set forth in this Section 5.8; provided, however, that nothing in this Section 5.8 shall limit or otherwise restrict Customer’s other rights and remedies under this Agreement, including with respect to a Brammer breach of the terms of this Agreement.
5.9    Other Defects. Following establishment of the Process for a Product pursuant to the Process Performance Qualification in accordance with this Agreement and as agreed to by the Parties, if a Lot of such Product contains a Defect not caused by a Brammer Failure, then Brammer will at Customer’s cost and expense:
(i)    manufacture a new Batch of Product that conforms to the Specifications as soon as practicable, taking into account the availability of Product Materials; or
(ii)    if reasonably possible and acceptable to Customer for its purposes, Reprocess or Rework the Batch and as soon as practicable, so that the Batch can be deemed to have been manufactured in compliance with cGMP and the Process, and to conform to Specifications.
5.10    Disposition of Non-Conforming Product. The ultimate Disposition of non-conforming Product will be the responsibility of Customer’s quality assurance department.
5.11    Survival. The provisions of Sections 5.4-5.11 shall survive termination or expiration of this Agreement, provided that, subsequent to the termination or expiration of this Agreement, Brammer may, in lieu of replacing a Lot of Product that is non-conforming due to a Brammer Failure, elect in its sole discretion to reimburse Customer for Price paid to Brammer (excluding the cost for the supply of Product Materials and Drug Substance, if needed) associated with the supply of such Lot of Product.
6.    Quality, Regulatory and Recalls.

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6.1    Quality Agreement. Promptly following the execution of this Agreement, the Parties will negotiate and enter into a detailed document specifying the quality and regulatory procedures and responsibilities of the Parties with respect to the manufacture of Product (the “Quality Agreement”). In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Quality Agreement, the terms of this Agreement will control, except with respect to matters of Product quality.
6.2    Quality Tests. Brammer or Approved Vendor shall perform all tests required by the Specifications, the Quality Agreement, and the applicable Product Addendum (except, in each case, as may be specified in the applicable Product Addendum). Customer shall be responsible for all costs and expenses associated with such tests.
6.3    Change Control. Brammer shall not unreasonably refuse, or delay with respect to, any written request from Customer to make changes to the Specifications, Process, or Product Materials of a Product and re-validate as necessary, such as those required by an applicable Regulatory Authority or Applicable Laws, but no change to the Process shall be made except by an agreement in writing signed by authorized representatives of the Parties including the cost to implement agreed changes and as specified in the Quality Agreement. This approach will also govern proposed changes that are requested by Brammer. All costs for any and all revisions to the Process or Product Materials shall be borne by Customer and shall be mutually agreed in writing by the Parties.
6.4    Regulatory Compliance. Customer shall be solely responsible for obtaining all Regulatory Approvals for the Products, including any applications and amendments in connection therewith. Brammer will be responsible to maintain all permits and licenses required by any Regulatory Authority with respect to the general cGMP and other non-product specific regulatory site license. During the Term, Brammer will promptly (but in any event, with respect to information that is available at Brammer, within [**] after the date of Customer’s request, or otherwise within [**] after the date of Customer’s request) assist Customer with all regulatory matters relating to Product manufacturing, at Customer’s request and at Customer’s expense. Any specific regulatory assistance or support needed with respect to a Product shall be set forth in the applicable Quality Agreement or Change Order. Each Party intends and commits to cooperate to satisfy all Applicable Laws relating to Product manufacturing. Quality and regulatory matters shall be handled in accordance with the Quality Agreement as agreed between the Parties.
6.5    Regulatory Body Inspections. Brammer will support any Pre-Approval Inspections (“PAI”) of Brammer’s Facilities by agreed Regulatory Authorities by preparing for and hosting Regulatory Authorities, as required, and by responding to findings in a timely manner, in consultation with Customer. Customer [**], however, Customer will not be charged for a routine, general cGMP inspection of the Facilities by any Regulatory Authority. Brammer shall notify Customer, in accordance with the Quality Agreement, of any inspection of Brammer’s facility proposed or scheduled with the FDA or any other Regulatory Authority that relates to the Product or to general matters at the Facility that affect the Product. Customer will be allowed to have a representative present at any inspection that is specific to the Product, subject to Brammer’s confidentiality requirements with regard to other customers of Brammer. If the FDA or any other Regulatory Authority conducts an inspection at Brammer’s Facility, seizes any Product and/or Product Materials, requests a Recall or field alert be issued for any Product, or otherwise notifies Brammer of any violation or potential violation of any Applicable Laws or of any intended inspection of the Facility, Brammer shall notify Customer, in accordance with the Quality Agreement, of such, and Brammer shall take such actions as may be required under the Quality Agreement. Brammer will provide Customer with a copy of any report or other written communication received from such Regulatory Authority relating to the Facility (to the extent it relates to or affects the development or manufacture of any Product), a Product, or the Process, within [**] after receipt, and will consult with Customer before responding to each such communication, and shall use commercially reasonable efforts to incorporate any Customer comments in such communications, provided that Brammer may reasonably redact any such reports to protect its Confidential Information (including information regarding

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products not sold to or systems not used to manufacture Products for Customer). Brammer will provide Customer with a copy of its final responses within [**] after any submission. In the event that any such Regulatory Authority requests, but does not seize, a sample of a Product in connection with any such inspection, Brammer, as the case may be (i) shall promptly notify Customer of such request, (ii) if permitted by law, shall satisfy such request only after receiving Customer’s approval, such approval not to be unreasonably withheld or delayed, (iii) shall follow any reasonable procedures instructed by Customer in responding to such request and (iv) shall promptly send a sample of any Product requested by the Regulatory Authority to Customer. Brammer shall give and permit full access to all or any of its premises at any time to any authorized representative of any Regulatory Authority in connection with its obligations hereunder and shall co-operate fully with any such representative. All information, records, or business information concerning Brammer that is disclosed or made available by Brammer to representatives of Regulatory Authorities in connection with any audit or regulatory process will be deemed to be Confidential Information of Brammer.
6.6    Recalls. In the event Brammer believes a recall, field alert, Product Lot or Batch withdrawal or field correction (“Recall”) may be necessary with respect to any Lot or Batch of Product provided under this Agreement or is contacted by a Regulatory Authority that such Recall is necessary, Brammer shall immediately notify Customer in writing. Brammer will not act to initiate a Recall without the express prior written approval of Customer, unless otherwise required by Applicable Laws. In the event Customer believes a Recall may be necessary with respect to any Lot of Product provided under this Agreement, Customer shall immediately notify Brammer in writing and Brammer shall provide all reasonable cooperation and assistance to Customer. The cost and expenses of any Recall shall be borne by Customer, except if such Recall results from the provision by Brammer of Product that contains a Defect due to a Brammer Failure or that does not conform to the warranties set forth in Section 16.1, or otherwise arises from or relates to the negligence of, willful misconduct of, or failure to follow Customer’s instructions by, Brammer or any of its Affiliates.
7.    Facility Audits and Facility Visits.
7.1    Facility Audits. Subject to Brammer’s safety procedures, access control SOPs, and confidentiality limitations, Brammer will permit up to [**] Customer representatives, not more frequently than [**] period, during the Term of this Agreement at mutually agreed upon times to audit the Facility for up to [**], as more specifically set forth in the Quality Agreement, provided, however, that Customer may conduct any additional for-cause audits at mutually agreed upon times with reasonable advance notification to Brammer. Customer will give Brammer reasonable advanced notice of any proposed routine audit but no fewer than [**] prior notice for a for-cause audit, and identify the individuals who will be in attendance; provided that a general quality audit will require a minimum of [**] prior notice. All routine audits will be during Brammer’s normal business hours on weekdays and conducted in a manner that does not unreasonably interfere with Brammer’s manufacturing and development activities and does not otherwise unreasonably interfere with normal business activities. All information, records, or business information concerning Brammer that is disclosed or made available by Brammer to Customer’s employees and representatives, or otherwise obtained by such employees and representatives, in connection with any audit and does not constitute Customer Confidential Information will be deemed to be Confidential Information of Brammer.
7.2    Facility Visits. Subject to Brammer’s safety procedures, access control SOPs, and confidentiality limitations, Brammer will permit Customer’s representatives during the Term of this Agreement, to visit the GMP Suites and Facilities in which manufacturing and supply activities are being conducted at mutually agreed upon times, to provide advice to support technology transfer and/or observe procedures and processes at mutually agreed upon times with reasonable advance notification to Brammer. Customer will give Brammer reasonable advanced notice of any proposed visit, but no fewer than [**] prior notice and identify the individuals who will be in attendance. All visits will be during Brammer’s normal business hours on weekdays and conducted consistent with Brammer’s person-in-plant SOPs, and in a manner that does not unreasonably

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interfere with Brammer’s performance of manufacturing and development activities and does not otherwise unreasonably interfere with normal business activities.
8.    Product Materials.
8.1    Procurement of Product Materials. Brammer shall order sufficient quantities of all Product Materials (except Customer-Provided Materials) to enable Brammer to manufacture and deliver Product(s) in accordance with Customer’s Binding Forecasts and accepted Purchase Orders. If requested by Customer, Brammer will order and hold sufficient quantities of Customer-Provided Materials and Customer will pay for these Customer-Provided Materials and hold title to them. Customer shall be responsible for excess or obsolete Product Materials (including Customer-Provided Materials) purchased by Manufacturer to the extent the excess or obsolescence is caused by any: (i) change to, or cancellation of, a firm Purchase Order, (ii) change to a Binding Forecast, (iii) without limiting this Section 8.1, change to the Specifications or the specifications of such Product Materials after such Product Materials have been purchased by Brammer based upon a Customer firm Purchase Order or a Binding Forecast, as applicable, or (iv) without limiting Section 3, with respect to any Product, reduction in the quantity of such Product as specified in a Binding Forecast relative to the quantity of such Product that was specified in any previous Binding Forecast with respect to the same time period. Customer shall reimburse Brammer for such excess or obsolescence described in this Section 8.1 on a [**] basis within [**] following receipt of Brammer’s invoice therefor.
8.2    Excess Inventory of Product Materials. Without limiting the foregoing, at the end of the term of each Product Addendum, as applicable, Customer will purchase any non-cancellable excess inventory of Product Materials, including any Materials used to support production for Customer, and any long lead time items (as specified in the applicable Product Addendum) previously procured by Brammer pursuant to a Binding Forecast that cannot be reasonably used by Brammer in its activities.
8.3    Responsibilities for Procurement of Product Materials; Approved Vendors. Brammer will use commercially reasonable efforts to minimize any delays or disruptions to the manufacturing schedule due to supply of Product Materials (except Customer-Provided Materials) necessary for such manufacturing consistent with the Product Addendum. The Parties agree that Brammer is responsible for, and shall administer, the procurement of such Product Materials (except Customer-Provided Materials) in accordance with the terms herein, which responsibilities shall include: transporting, inspecting and storing the Product Materials; maintaining systems for material management; maintaining adequate supplies of Product Materials, to the extent required hereunder; and Approved Vendor and logistics management, in each case in accordance with the terms herein. If there is a failure to perform or supply issue with an Approved Vendor multiple times within the span of [**] consecutive orders, Brammer shall so notify Customer in writing of such supply issue and the Parties shall work together in good faith to identify an Approved Vendor to replace such non-performing Approved Vendor as promptly as possible. In addition, to the extent that there are any issues with regard to the performance or ability to perform of an Approved Vendor, Brammer shall promptly notify Customer of such issue. The JSC shall determine a course of action with regard to improving the performance of such Approved Vendor or replacing such Approved Vendor, or if the JSC is unable to promptly agree to such course of action, Customer and Brammer shall mutually agree to a course of action with regard to such Approved Vendor. Brammer shall promptly, actively and continuously address and manage any delay, non-performance issue or failure to perform by an Approved Vendor, regardless of whether a course of action has been determined by the JSC or the Parties, as applicable, in order to resolve such issue as soon as possible in order to minimize delay or disruption to the manufacturing and supply activities in the Dedicated Capacity and Non-Dedicated Support Capacity set forth hereunder. Brammer shall be solely responsible for all costs and expenses to the extent arising from its negligence or willful misconduct in managing Approved Vendors.
8.4    Customer-Provided Materials. Customer will provide Brammer with sufficient amounts of the Customer-Provided Materials with which to perform the manufacture and supply of the Product

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as set forth in the applicable Product Addendum. Customer will ensure that all documents provided to Brammer, including those related to Customer’s Process and Customer-Provided Materials, are in English. Customer will be responsible for translating any foreign-language document to English.
(i)    Delivery of Customer-Provided Materials; Risk of Loss. Customer-Provided Materials will be procured and delivered by Customer to the Facility at no cost to Brammer. Unless otherwise agreed by the Parties, Customer will deliver the Customer-Provided Material in quantities sufficient to meet the expected requirements of Product manufacturing pursuant to the applicable Product Addendum. Customer-Provided Materials will remain the sole property of Customer at all times during the Term of this Agreement, but will remain in the possession, control and care of Brammer following delivery of such Customer-Provided Materials by Customer to the Facility. Brammer will use and store the Customer-Provided Materials with due care and in compliance with Storage Guidelines as set forth in the applicable Product Addendum. Except for losses arising out of the negligence or willful misconduct of Brammer or any of its Affiliates, or Brammer’s negligence or willful misconduct in managing Approved Vendors, or Brammer’s failure to store or handle Customer-Provided Materials correctly or follow the Storage Guidelines, title and risk of loss or damage to such Customer-Provided Materials will at all times remain with Customer, and Brammer will have no liability to Customer for such Customer-Provided Materials.
(ii)    Responsibility for Failure of Customer-Provided Materials. Customer shall be solely responsible for all costs and expenses to the extent arising from (a) the failure of any Customer-Provided Materials to conform to the applicable Material Specifications therefor at time of delivery to Brammer or (b) Customer’s failure to use, handle or store Customer-Provided Materials in accordance with the Material Specifications, all Applicable Laws, and the Quality Agreement.
(iii)    Material Safety Data Sheets. Customer will provide accurate and complete Material Safety Data Sheets for all Customer-Provided Materials and for each Product. Customer will notify Brammer of any unusual adverse health or environmental occurrence relating the Customer-Provided Materials and any Product, including, but not limited to, any claim or complaint by any Customer employee or Third Party.
(iv)    Brammer Release Testing. During the Term, if Customer asks Brammer to incorporate a test result into any Brammer Certificate of Analysis, Brammer shall have the ability to audit, upon reasonable written notice and during normal business hours, any site or laboratory used by Customer or its designee in connection with such release testing or result.
8.5    Import, Export, Customs. For all Product Materials being delivered to Brammer for Customer’s account, Customer will be responsible at its sole cost and expense for satisfying all import, export and customs requirements, including U.S. Export Control Regulations, and Customer will be the importer and exporter of record (or utilize its own customs broker) for any Product Materials being imported and shipped to Brammer and for all Product Materials or Product exported to another country, in each case, for Customer’s account.
9.    Use of Approved Vendors.
9.1    Brammer reserves the right to employ Vendors from time-to-time to undertake certain activities related to this Agreement (for example, for specialty testing, etc.) upon prior written notice to Customer describing the activities to be performed and the prior written consent of Customer, such consent not to be unreasonably withheld or delayed by Customer. All Vendors must be pre-approved by Customer in writing, such approval not to be unreasonably withheld or delayed by Customer (“Approved Vendors”). For mutually agreed upon non-routine activities or services provided by Approved Vendors (e.g., activities or services that are developmental in nature or specific to a Product and not, for example, standard specialty testing and waste disposal), each such Approved Vendor will be bound by written confidentiality, nonuse, and quality assurance

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obligations no less stringent than those set forth in this Agreement, as well as an assignment to Brammer of all inventions or other intellectual property arising in the course of performing such activities and services, as necessary for Brammer to comply with its obligations to Customer under this Agreement. If a written agreement between Brammer and the Approved Vendor is required specifically for Customer’s Product or for the conduct of activities hereunder by Brammer pursuant to this Agreement, then Brammer shall name Customer as the intended third-party beneficiary of such agreement.
9.2    Subject to the foregoing, Brammer will be responsible to Customer for managing the performance of Approved Vendors. Brammer will work together with the Approved Vendor, and Customer, if appropriate, to promptly resolve any issues or failures by the Approved Vendor.
10.    Confidential Information/Legal Proceedings/Publicity.
10.1    Term of Confidentiality Obligations. Except as otherwise provided in this Section 10, during the Term of this Agreement and for a period of [**] after the termination or expiration of this Agreement, each Party (the “Receiving Party”) agrees that it will keep the other Party’s (the “Disclosing Party”) Confidential Information confidential and use it solely to conduct the activities contemplated and to exercise rights under this Agreement, and for no other purpose. The foregoing notwithstanding, with respect to Confidential Information that constitutes a trade secret, the Receiving Party’s obligations under this Agreement to keep such information confidential will continue for as long as such information remains a trade secret under Applicable Laws. Nothing in this Agreement shall limit the rights and remedies to which the Parties are entitled under the federal Defend Trade Secrets Act or any other Applicable Laws relating to trade secrets.
10.2    Confidentiality and Non-Use Obligations. Each Party agrees that all Confidential Information disclosed to such Party or any of such Party’s Affiliates by or on behalf of the Disclosing Party or an Affiliate of the Disclosing Party (i) will not be used by the Receiving Party or its Permitted Recipients except as authorized under this Agreement and in connection with the activities contemplated by this Agreement or in order to further the purposes of this Agreement and (ii) will be maintained in confidence by the Receiving Party and such Party’s Affiliates, with a degree of care that is not less than the Receiving Party typically exercises with respect to its own Confidential Information and in any case with not less than reasonable care. Each Party agrees that, in the performance of its obligations under this Agreement, it will not disclose to the other Party any trade secrets except pursuant to the terms of, and procedures set forth in, the DMSA. The Receiving Party of trade secrets disclosed thereby agrees that it will, upon request, provide to the Disclosing Party a certification that access to and use of such trade secrets is being controlled in accordance with this Agreement. The Disclosing Party will have, at its sole expense and through a mutually agreed-upon Third Party, subject to confidentiality obligations no less restrictive than those set forth herein, the right to verify the accuracy of such certification through an audit. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information will not be prohibited to the extent required to comply with Applicable Laws, or with a valid court or administrative order, provided that the Receiving Party will (a) notify the Disclosing Party of any such disclosure requirement or request as soon as practicable; (b) cooperate with and reasonably assist the Disclosing Party (at the Disclosing Party’s cost) if the Disclosing Party seeks a protective order or other remedy in respect of any such disclosure; (c) furnish only that portion of the Confidential Information which is responsive to such requirement or request; and (d) mark any such outgoing communication as “Confidential”.
10.3    Disclosures to Permitted Recipients. Each Party agrees that such Party and such Party’s Affiliates will provide Confidential Information received from the Disclosing Party or an Affiliate of the Disclosing Party only on a need-to-know basis and only to the Receiving Party’s employees, directors, consultants and advisors, and to the employees, directors, consultants and advisors of the Receiving Party’s Affiliates (collectively, “Permitted Recipients”), solely under conditions of confidentiality and non-use at least as stringent as the conditions imposed by this Agreement, and provided that each Party will remain responsible for any failure by its Permitted Recipients to treat such information and materials as required under Section

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10.2. Neither Party shall allow access to the Confidential Information of the other Party to any Permitted Recipient who does not require such access in order to accomplish the purposes of this Agreement. Receiving Party and its Affiliates will use at least the same standard of care as it uses to protect its own most valuable confidential information, and in any case not less than reasonable care, to ensure that its Permitted Recipients do not disclose or make any unauthorized use or disclosure of the Confidential Information of the Disclosing Party. For purposes of Section 10.2 and this Section 10.3, with respect to Customer, the purposes of this Agreement shall include the commercialization of Product.
10.4    Exceptions to Confidential Information. Confidential Information will not include information that:
(i)    was known or used by the Receiving Party or such Party’s Affiliates prior to its date of disclosure to the Receiving Party as demonstrated by appropriate evidence and was not acquired directly or indirectly from the Disclosing Party; or
(ii)    becomes available to the Receiving Party from a Third Party, other than the Disclosing Party, that lawfully has possession of and the right to disclose such Confidential Information without the breach of any contractual, legal or fiduciary obligation to the Disclosing Party or any Third Party; or
(iii)    at the time of disclosure hereunder was generally available to the public;
(iv)    after disclosure hereunder becomes generally available to the public, except through breach of this Agreement by, or other act or omission of, the Receiving Party; or
(v)    is independently developed by or for the Receiving Party without reference to or reliance upon the Confidential Information of the Disclosing Party as demonstrated by competent evidence.
Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.
10.5    Responsibility for Compliance with Confidentiality and Nonuse Obligations.
(i)    The Receiving Party will be responsible for any intentional misuse or misappropriation by the Receiving Party, its Affiliates, or its Permitted Recipients of the Disclosing Party’s Confidential Information.
(ii)    The Receiving Party will promptly notify the Disclosing Party in writing of the Receiving Party becoming aware of any actual or threatened disclosure, misappropriation or other violation of the Disclosing Party’s Confidential Information by any other Person.
(iii)    Cooperation. If at any time the Disclosing Party brings, or investigates the possibility of bringing, any claim against any Person for misappropriation of trade secrets or misuse of Confidential Information, then the Receiving Party, upon the request and at the expense of the Disclosing Party, will reasonably cooperate with and assist the Disclosing Party in the investigation or pursuit of such claim, and provide the Disclosing Party with any information in the possession of the Receiving Party that may be of use to the Disclosing Party in the investigation or pursuit of such claim.

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10.6    Disclosure of Provisions of Agreement.
(i)    To the extent information regarding this Agreement is required to be disclosed by Applicable Laws or by securities exchange listing requirements, each Party shall give the other Party a reasonable opportunity to review those portions of all filings with the United States Securities and Exchange Commission (or any stock exchange, including Nasdaq, or any similar regulatory agency in any country other than the United States) describing the terms of this Agreement (including any filings of this Agreement) prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought.
(ii)    Each Party agrees to hold as confidential the terms of this Agreement, except that (a) each Party shall have the right to disclose such terms to investors, bona fide potential investors, business partners, Customer’s sublicensee(s) of the License or Other Customer Products License, bona fide potential business partners, lenders, bona fide potential lenders, acquirers, bona fide potential acquirers, and investment bankers in connection with licensing, financing and acquisition activities, and due diligence processes related to such activities, provided that any such Third Party has entered into a written obligation with the Disclosing Party to treat such information and materials as confidential and requiring at least commercially reasonable obligations of confidentiality (and each Party will remain responsible for any failure by any of the foregoing Persons to whom a Receiving Party may disclose Confidential Information) to treat such information as required under Section 10.2 hereof. Such Party will exercise at least a reasonable standard of care and take commercially reasonable steps to protect Confidential Information of the Disclosing Party and disclose only such portion of Confidential Information of the Disclosing Party, if at all, as is reasonably required to be disclosed.
10.7    Remedies. The Receiving Party acknowledges that a breach by it of any of the terms of this Agreement would cause irreparable harm to the Disclosing Party for which the Disclosing Party could not be adequately compensated by money damages. Accordingly, the Receiving Party agrees that, in addition to all other remedies available to the Disclosing Party in an Action at law, in the event of any breach or threatened breach by the Receiving Party of the terms of this Agreement, the Disclosing Party will, without the necessity of proving actual damages or posting any bond or other security, be entitled to seek temporary and permanent injunctive relief, including, but not limited to, specific performance of the terms of this Agreement.
10.8    Non-Solicitation and Non-Hire. From the Effective Date and for a period of [**] after the termination or expiration of this Agreement, no Party will solicit an employee of another Party who is or has been directly involved in any activity to which this Agreement pertains. Notwithstanding the foregoing, nothing herein will restrict or preclude each Party’s rights to make generalized searches for employees by way of a general solicitation for employment placed in a trade journal, newspaper or website, and which is not designed to target or specifically attract the employees of the other Party.
10.9    Defend Trade Secrets Act Notice. The Receiving Party acknowledges, and shall inform its Permitted Recipients of, the following notice required by the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Similarly, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to that individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

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10.10    No Licenses. Except as expressly provided in Section 11 hereof, no right or license, either express or implied, is granted under any Intellectual Property Right or by virtue of the disclosure of Confidential Information under this Agreement, or otherwise. The Parties agree that each Party has and will retain sole and exclusive rights of ownership in and to any Confidential Information of such Party.
10.11    Acknowledgment of Prior Confidentiality Obligations. The Parties acknowledge that Confidential Information has been provided by the Parties to each other prior to the Effective Date of this Agreement pursuant to the DMSA. All Confidential Information (as defined in the DMSA) exchanged between the Parties under the DMSA relating to the transactions contemplated by this Agreement will be deemed Confidential Information under this Agreement and will be subject to the terms of this Agreement. All rights and obligations of Customer and Brammer with regard to Confidential Information (as defined in the DMSA) under the DMSA will be unaffected by the execution and effectiveness of this Agreement.
10.12    Data Protection. With respect to its rights and obligations under this Agreement with regard to personal data, each Party shall at all times comply with all Applicable Laws relating to the processing of personal data and privacy and shall not perform any obligation under the Agreement in such a way as to cause either Party to breach any of its obligations under such Applicable Laws.
11.    Intellectual Property.
11.1    Application of DMSA IP Provisions to this Agreement. Notwithstanding anything to the contrary set forth herein, ownership of, and all right, title and interest in and to, all Customer Technology, New Customer Technology, Brammer Technology, and New Brammer Technology shall, as applicable to or arising from the performance of a Party of its obligations under this Agreement, be governed by Sections 9.1, 9.2 and 9.3 of the DMSA, in their entirety.
11.2    Application of DMSA IP Provisions to DMSA. The Parties acknowledge that Section 9 of the DMSA, in its entirety, governs all intellectual property matters with regard to the conduct of Services under the DMSA, and that none of the terms and conditions set forth in this Agreement shall amend or supersede such provisions. All rights and obligations of Customer and Brammer with regard to intellectual property matters under the DMSA will be unaffected by the execution and effectiveness of this Agreement.
11.3    Brammer IPR License. Section 9.4 of the DMSA is hereby incorporated by reference in its entirety, with all capitalized terms therein having their meaning in this Agreement, except that Other Spark Product in Section 9.4 of the DMSA means Other Customer Product as used in this Agreement. For the avoidance of doubt, there shall be no duplication of any fees owed by Customer in connection with a Brammer IPR License under Section 9.4 of the DMSA and this Section 11.3.
11.4    Technology Transfer to Customer. Section 9.5 of the DMSA is hereby incorporated by reference in its entirety, with all capitalized terms therein having their meaning set forth in this Agreement
11.5    Confidentiality in Patent Filings. Section 9.6 of the DMSA is hereby incorporated by reference in its entirety, with all capitalized terms therein having their meaning set forth in this Agreement.
11.6    Patent Filings. Section 9.7 of the DMSA is hereby incorporated by reference in its entirety with all capitalized terms therein having their meaning set forth in this Agreement.
11.7    Independent Contractor. Brammer will perform the activities hereunder as an independent contractor of Customer and will have complete and exclusive control over the Facility, the equipment, and its employees and agents. Nothing in this Agreement will constitute Brammer, or anyone furnished or used by Brammer in the performance of the activities and services hereunder, as an employee, joint ventures, partner, agent or servant of Customer. Brammer also agrees that it will not have any rights to receive

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any employee benefits such as health insurance and accident insurance, sick leave or vacation as are in effect generally for employees of Customer. Neither Party will enter into any agreements or incur obligations on behalf of the other Party, nor commit the other Party in any other manner without prior written consent from a duly authorized officer or representative of such other Party.
11.8    Third Party Intellectual Property Rights. The Parties acknowledge that successful completion of a Program under this Agreement may require a Party to obtain a license to Third Party Intellectual Property Rights.
(i)    If Customer determines that a license to Third Party Intellectual Property Rights is required for Brammer’s use of Customer Technology or New Customer Technology or Customer-Provided Materials in performing its obligations under this Agreement, Customer will be responsible for obtaining and maintaining such license. In the event either Party is put on notice by a Third Party of alleged infringement of such Third Party’s Intellectual Property Rights arising solely from Customer Technology or New Customer Technology or Customer-Provided Materials, as used by Brammer in performing its obligations under this Agreement, such Party will promptly inform the other Party, including furnishing a copy of such notice (or those portions of the notice directly pertaining to same). Customer and Brammer together will promptly investigate such notice, and if deemed credible by Customer, seek to resolve the same with such Third Party in a manner that allows for the manufacture of Product. Customer will assume the costs of resolution, including any license fees and costs associated with litigation, associated with claims of infringement of Third Party Intellectual Rights arising solely from Customer Technology or New Customer Technology.
(ii)    If Brammer determines that a license to Third Party Intellectual Property Rights is required for Brammer’s use of Brammer IPR in performing its obligations under this Agreement, Brammer will be responsible for obtaining and maintaining such license. In the event either Party is put on notice by a Third Party of alleged infringement of such Third Party’s Intellectual Property Rights arising solely from Brammer IPR, as used by Brammer in performing its obligations under this Agreement, such Party will promptly inform the other Party, including furnishing a copy of such notice (or those portions of the notice directly pertaining to same). Brammer and Customer together will promptly investigate such notice, and if deemed credible by Brammer, seek to resolve the same with such Third Party in a manner that allows for the manufacture of Product. Brammer will assume the costs of resolution, including any license fees and costs associated with litigation, associated with claims of infringement of Third Party Intellectual Rights arising solely from Brammer IPR.
12.    Insurance.
12.1    Customer Insurance. At all times during the Term of this Agreement and at its own expense, Customer will obtain and maintain certain insurance coverage, with insurers having A.M. Best ratings of A-VII or higher. Customer shall name Brammer an additional insured with respect to: (i) general liability insurance (including liability for property damage, personal injury and contractual liability) with limits not less than $[**] per occurrence/$[**] aggregate and which may be satisfied with a combination of primary and umbrella/excess policies; (ii) Products liability insurance with limits not less than $[**] per occurrence/$[**] aggregate; and (iii) Workers’ Compensation as required by all Applicable Laws. Additionally, Customer shall obtain and maintain Risk Property Insurance, including transit coverage, covering the Product and Product Materials. Customer will provide Brammer with reasonable evidence of such coverage within [**] of execution of this Agreement. If any such policy is replaced, Customer agrees to purchase tail coverage or ensure that the new policy has a retroactive date that is consistent with the start of any work under a Product Addendum and that Customer will continue to be covered on the replacement policy. Customer will provide Brammer with at least [**] prior written notice of any material change in or cancellation of the insurance coverage.
12.2    Brammer Insurance. At all time during the Term of this Agreement and at its own expense, Brammer shall obtain and maintain certain insurance coverage, with insurers having A.M. Best ratings

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of A-VII or higher. Brammer shall name Customer an additional insured with respect to: (i) general liability insurance (including, without limitation, product liability insurance, liability for property damage, personal injury and contractual liability) with Products at limits not less than $[**] per occurrence/$[**] aggregate; and (ii) Workers’ Compensation as required by all Applicable Laws. Brammer will provide Customer with reasonable evidence of such coverage within [**] of execution of this Agreement. If any such policy is replaced, Brammer agrees to purchase tail coverage or ensure that the new policy has a retroactive date that is consistent with the start of any work under a Product Addendum and that Brammer will continue to be covered on the replacement policy. Brammer will provide Customer with at least [**] prior written notice of any change in or cancellation of the insurance coverage. Without limiting the foregoing, Brammer shall obtain and maintain insurance coverage which covers business interruption.
13.    Dispute Resolution.
13.1    Disputes. The procedures for discussion, negotiation and mediation set forth in this Section 13 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement, or the transactions contemplated hereby, or the commercial or economic relationship of the Parties relating hereto or thereto, between or among Brammer and its Affiliates and Customer and its Affiliates.
13.2    Dispute Escalation Procedures. If any dispute or disagreement arises between Brammer and Customer in respect of this Agreement, they shall follow the following procedures in an attempt to resolve the dispute or disagreement:
(i)    The Party claiming that such a dispute exists shall give notice in writing to the other Party of the nature of the dispute (a “Notice of Dispute”).
(ii)    Within [**] of receipt of a Notice of Dispute, the Program Managers shall meet and use reasonable efforts to resolve the dispute.  If the Program Managers are unable to resolve the dispute within [**] of such initial meeting, the Executive Officers (or a designate of the Executive Officer) of each Party shall meet in person or by teleconference and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting, they shall use their reasonable efforts to resolve the dispute.
(iii)    If within [**] the dispute has not been resolved by the Executive Officers, or if, for any reason, the meeting described in Section 13.2(ii) has not been held within [**] of initial receipt of the Notice of Dispute, then, subject to Section 13.5, the Parties agree that either Party may initiate litigation to resolve the dispute. THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
13.3    Survival. The provisions of this Article 13 shall survive for [**] from the date of termination or expiration of this Agreement.
13.4    Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief. The dispute resolution of Section 13 is without prejudice to the rights of the Parties to obtain injunctive relief under Section 10.7.
13.5    Unless otherwise agreed in writing, the Parties will continue to provide services and perform activities and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Article 13, except to the extent such commitments are the subject of such dispute, controversy or claim.

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14.    Indemnification.
14.1    Customer will defend and indemnify and hold harmless Brammer and its Affiliates and each of its directors, officers, employees, representatives and agents (the “Brammer Parties”) against any and all damages awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations and expenses, including reasonable attorneys’ fees (collectively, “Losses”) in connection with any and all charges, complaints, Actions, suits, proceedings, hearings, investigations, claims and demands of Third Parties (“Claims”) to the extent arising from or resulting from any of the following:
(i)    any breach by Customer of this Agreement or any Product Addendum;
(ii)    any failure to obtain licenses and rights to Third Party technology and/or Intellectual Property Rights as contemplated by Section 11.8;
(iii)    any negligence or willful misconduct of Customer, its employees or agents in the use, handling (after title has passed to Customer), shipment, distribution, marketing or sale of any Product;
(iv)    any injury or death to persons or damage to property resulting from the use and handling by Brammer, in accordance with the applicable Product Addendum any instructions or directions provided by Customer and this Agreement, of any Customer-Provided Material and any Product (before title has passed to Customer);
(v)    any infringement of any Patent or other Intellectual Property Right of a Third Party arising out of Brammer’s use of the Customer-Provided Material in the performance of activities and services in accordance with the terms of this Agreement or any Product Addendum; or
(vi)    any violation of Applicable Laws by a Customer Party;
provided, however, that the foregoing indemnity obligation will not apply to the extent that such Losses arise out of or result from any activities for which Brammer is obligated to indemnify a Customer Party under Section 14.2.
14.2    Brammer will indemnify, defend, and hold harmless Customer and its Affiliates and each of its directors, officers, employees, and agents (the “Customer Parties”) against any and all Losses in connection with any and all Claims to the extent arising from or resulting from any of the following:
(i)    any breach by Brammer of this Agreement or any Product Addendum; or
(ii)    any negligence or willful misconduct of Brammer or any of its Affiliates, or Brammer’s negligence, or willful misconduct or failure to follow Customer’s written instructions in managing Approved Vendors, or agents in the manufacture, storage or handling of Product prior to its delivery to Customer at the Delivery Site; or
a.    any infringement of any Patent or other Intellectual Property Right of a Third Party arising out of Brammer’s use of the Product Material in the performance of services or activities; or
b.    any violation of Applicable Laws by a Brammer Party;
provided, however, that the foregoing indemnity obligation will not apply to the extent that such Losses arise out of or result from any activities for which Customer is obligated to indemnify a Brammer Party under Section 14.1.

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14.3    Upon receipt of notice of any Claim that may give rise to a right of indemnity from the other Party hereto, the Party seeking indemnification (the “Indemnified Party”) will give prompt written notice thereof to the other Party, (the “Indemnifying Party”) of the Claim for indemnity. Such Claim for indemnity will indicate the nature of the Claim and the basis therefor. Promptly after a claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party will permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Claim, provided that, (i) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense; (ii) the Indemnifying Party will conduct the defense of any such Claim with due regard for the business interests and potential related liabilities of the Indemnified Party; and (iii) the Indemnifying Party will, prior to making any settlement, consult with the Indemnified Party as to the terms of such settlement. The Indemnifying Party will not, in defense of any such Claim, settle or consent to an adverse judgment in any such claim, demand, Action or other proceeding that adversely affects the rights or interests of any Indemnified Party or imposes additional obligations (financial or otherwise) on such Indemnified Party, without the prior express written consent of such Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party will only be liable to the Indemnified Party for such reasonable legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnifying Party will be liable for all reasonable legal or other expenses incurred by the Indemnified Party in connection with the defense thereof and the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party defends, or, if (a) appropriate and related to the Third Party Claim in question and (b) reasonable in the judgment of the Indemnifying Party, in making any counterclaim against the Person asserting the Third Party Claim, or any cross complaint against any Person.
15.    Limitations of Liability.
15.1    OTHER THAN FOR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, OR FOR BREACH OF SECTION 10 OR 11 OF THIS AGREEMENT, OR A FAILURE OF BRAMMER TO MANUFACTURE PRODUCT IN ACCORDANCE WITH APPLICABLE LAWS (EXCEPT THAT, FOR THE PURPOSES OF THIS SECTION 15.1, GUIDANCES MEANS ONLY GUIDANCES THAT HAVE THE EFFECT OF STATUTORY LAW) RESULTING IN A MATERIAL BREACH HEREUNDER, EACH PARTY’S LIABILITY UNDER THIS AGREEMENT HOWSOEVER ARISING WILL NOT EXCEED [**] DOLLARS ($[**]). BRAMMER ASSUMES NO LIABILITY FOR THE USE, STORAGE, DISPOSAL, MARKETING, OR SALE OF PRODUCT(S) OR FOR DEFECTS IN PRODUCT(S) RESULTING FROM CUSTOMER-PROVIDED MATERIALS.
15.2    Consequential Damages Waiver. OTHER THAN FOR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, OR FOR BREACH OF SECTION 10 OR 11 OF THIS AGREEMENT, OR A FAILURE OF BRAMMER TO MANUFACTURE PRODUCT IN ACCORDANCE WITH APPLICABLE LAWS (EXCEPT THAT, FOR THE PURPOSES OF THIS SECTION 15.2, GUIDANCES MEANS ONLY GUIDANCES THAT HAVE THE EFFECT OF STATUTORY LAW) RESULTING IN A MATERIAL BREACH HEREUNDER, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, BUT NOT LIMITED TO, DAMAGES BASED UPON LOST PROFITS, BUSINESS INTERRUPTION, LOST BUSINESS, OR LOST SAVINGS) FOR ANY ACTS OR FAILURE TO ACT UNDER THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBLE EXISTENCE OF SUCH DAMAGES.

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16.    Representations, Warranties and Covenants.
16.1    Brammer Representations, Warranties and Covenants. Brammer represents, warrants and covenants to Customer that:
(i)    The Facility and all equipment utilized in the manufacture and supply of Product hereunder by Brammer shall, during the Term of this Agreement, be maintained in good operating condition and shall be maintained and operated in accordance with all Applicable Laws, including cGMPs.
(ii)    Brammer shall perform all of its obligations under this Agreement in full compliance with all Applicable Laws in the Territory. Brammer shall hold during the Term of this Agreement all licenses, permits and similar authorizations required by any Regulatory Authority in the Territory for Brammer to perform its obligations under this Agreement.
(iii)    The Lots of Product furnished by Brammer to Customer under this Agreement:
a.    shall conform to the Specifications;
b.    shall be manufactured, packaged, labeled, handled, stored and shipped in compliance with all Applicable Laws, including cGMPs, and in accordance with the Quality Agreement;
c.    shall be manufactured with Product Materials (other than Customer-Provided Materials as furnished to Brammer hereunder) that conform to the applicable specifications for such Materials;
d.    shall not contain any Product Material or Customer-Provided Materials that has not been used, handled or stored in accordance with the Specifications, Material Specifications, the Storage Guidelines, all Applicable Laws, and the Quality Agreement, provided, however, that the foregoing only applies to the use, handling, and storage of Customer-Provided Materials after such time as they have been delivered to Brammer hereunder; and
e.    shall not be adulterated or misbranded within the meaning of Sections 501 and 502, respectively, of the FD&C Act and any other Applicable Laws and shall comply with the 1913 Virus-Serum-Toxin Act, 21 U.S.C. 151-159 and 21 C.F.R. Parts 101 to 118, as amended by the 1985 Food Security Act (as applicable with respect to veterinary biologics), in each case except to the extent resulting from (i) any Customer-Provided Materials as provided to Brammer hereunder; or (ii) Customer’s specifications for the text (including any logos or other graphics) for any packaging material used in connection with Product.
(iv)    Brammer:
a.    is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;
b.    has the power and authority to enter into this Agreement;
c.    has power and authority to make, deliver and perform its obligations under this Agreement and has taken all necessary Action to authorize the execution, delivery and performance of this Agreement. No consent of, authorization of, filing with or other act by or in respect of, any Regulatory Authority or any other party is or will be required in respect of Brammer in connection with the execution, delivery, performance, validity or enforceability of this Agreement. This Agreement has been duly executed and delivered on behalf of Brammer. This Agreement constitutes the legal, valid and binding obligations of Brammer enforceable against Brammer in accordance with its terms.

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(v)    Brammer and its Affiliates, subcontractors and vendors (a) have not been debarred and is not subject to a pending debarment pursuant to Section 306 of the U.S. Food, Drug and Cosmetic Act, 21 U.S.C. § 335a, and are not subject to any similar sanction of any other government authority inside or outside of the United States, and neither Brammer nor any of its Affiliates have used, in any capacity, any person who either has been debarred or subject to a pending debarment pursuant to Section 306 of the U.S. Food, Drug and Cosmetic Act, 21 U.S.C. § 335a, and are not subject to any similar sanction of any other government authority inside or outside of the United States; (b) are not disqualified by any Regulatory Authority from performing specific services, and are not subject to a pending disqualification proceeding; and (c) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending Action.
(vi)    The execution, delivery and performance of this Agreement by Brammer will not violate any agreement or instrument to which Brammer is a party.
16.2    Customer Representations and Warranties. Customer represents, warrants and covenants to Brammer that:
(i)    Customer shall perform all of its obligations under this Agreement and shall comply with all Applicable Laws in the marketing, distribution and sale of each Product. Customer shall hold during the Term of this Agreement all licenses, permits and similar authorizations required by any Regulatory Authority for Customer to perform its obligations under this Agreement, and to market, distribute and sell each Product in the applicable Territory.
(ii)    The Customer-Provided Materials, as furnished to Brammer under this Agreement, shall have been used, handled and stored by Customer in conformance with the Material Specifications, Storage Guidelines, all Applicable Laws, and the Quality Agreement prior to delivery to Brammer.
(iii)    Customer’s specifications for the text (including any trademarks, logos or other graphics) for all packaging material used in connection with Product, and any such packaging material for the Product provided by Customer or its designee, shall be true and accurate in all material respects, comply with all Applicable Laws and, to its knowledge, not infringe or otherwise violate the Intellectual Property Rights of any Third Party.
(iv)    The Product as manufactured in accordance with the Master Batch Record, the Specifications and the Quality Agreement, including cGMPs, will comply with all Applicable Laws and will not infringe or otherwise violate the Intellectual Property Rights of any Third Party, provided that the foregoing shall not apply with respect to any Brammer IPR used or incorporated in the Product or the Process.
(v)    None of the Customer-Provided Materials as furnished by Customer to Brammer under this Agreement, or Customer’s specifications for the packaging material used in connection with Product shall result in any Product being adulterated or misbranded within the meaning of Sections 501 and 502, respectively, of the FD&C Act and any other Applicable Laws.
(vi)    Customer:
a.    is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;
b.    has power and authority to conduct its business as currently being conducted and as contemplated herein; and

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c.    has power and authority to make, deliver and perform its obligations under this Agreement and has taken all necessary Action to authorize the execution, delivery and performance of this Agreement. No consent or authorization of, filing with or other act by or in respect of, any Regulatory Authority or any other party is or will be required in respect of Customer in connection with the execution, delivery, performance, validity or enforceability of this Agreement. This Agreement has been duly executed and delivered on behalf of Customer. This Agreement constitutes the legal, valid and binding obligations of Customer enforceable against Customer in accordance with its terms.
(vii)    The Customer-Provided Materials, Customer-Funded Equipment, and Customer’s Product will be provided to Brammer by Customer free of contamination by noxious or toxic agents, infectious agents (including any microbiological or viral agents of infection (e.g., bacteria, fungae, mycoplasmas, prions, and viruses)) and/or corrosive agents.
(viii)    To the best of Customer’s knowledge, the Customer-Provided Materials and Product(s) are safe and non-hazardous for purposes of the manufacturing activities to be performed hereunder.
(ix)    The execution, delivery and performance of this Agreement by Customer will not violate any agreement or instrument to which Customer is a party.
16.3    EXCEPT AS SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED BY STATUTE, CUSTOM OF THE TRADE OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES OF TITLE OR NONINFRINGEMENT. ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ANY PERSON OR ENTITY ON BEHALF OF A PARTY, INCLUDING EMPLOYEES OR REPRESENTATIVES OF A PARTY, THAT ARE INCONSISTENT HEREWITH, WILL BE DISREGARDED AND WILL NOT BE BINDING ON EITHER PARTY. BRAMMER ASSUMES NO LIABILITY FOR THE MARKETING OR SALE OF PRODUCT(S) BY CUSTOMER.
17.    Term; Termination; Certain Effects of Termination; Amendment to DMSA Term.
17.1    Term. Unless earlier terminated, the term shall commence on the Effective Date and shall continue until March 31, 2026 (the “Term”). The Term shall automatically renew for successive three (3) year terms (each a “Renewal Term”) unless Customer notifies Brammer of its intention not to renew no less than twenty-four (24) months prior to the expiration of the Term or applicable Renewal Term.
17.2    Termination by Customer.
(i)    Termination for Convenience. Customer may terminate the Agreement for convenience by delivering written notice to Brammer, provided that Customer must provide at least twenty-four (24) months prior notice that is delivered at the end of a calendar quarter and further provided that such notice of termination may not be delivered prior to December 31, 2020. The economic consequences of termination pursuant to this Section 17.2(i) will be solely as follows: (1) Customer will pay Brammer the Capacity Access Fee during the notice period; (2) Customer will fulfill its purchase obligations pursuant to the Binding Forecast and in any case no less than the Minimum Purchase Commitment through the remaining Term; (3) Customer will purchase all Product manufactured in accordance with this Agreement prior to the effectiveness of termination; and (4) Customer will pay for any non-cancellable payments made or otherwise due by or from Brammer with respect to Product Materials procured to fulfill Purchase Orders, Product Materials with a long lead time that were procured in accordance with the Binding Forecast, and outsourced services ordered in connection with the Purchase Orders. For clarity, the Advanced Payment is not refundable.

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(ii)    Market Withdrawal/Clinical Failure. This Agreement may be terminated after Launch due to market withdrawal of the Product from all licensed markets by Customer or due to the termination of clinical development by Customer by delivering written notice to Brammer, provided that Customer must provide at least twelve (12) months prior notice. The economic consequences of termination pursuant to this Section 17.2(ii) will be as follows: (a) Customer will pay Brammer the Capacity Access Fee during the notice period; (b) Customer will purchase all Product manufactured in accordance with this Agreement prior to the effectiveness of termination; and (c) Customer will pay for any non-cancellable payments made or otherwise due by or from Brammer with respect to Product Materials procured to fulfill Purchase Orders, Product Materials with a long lead time that were procured pursuant to a Binding Forecast, and outsourced services to Approved Vendors ordered in connection with the Purchase Orders, [**]. For clarity, the Advanced Payment is not refundable.
17.3    Termination by Either Party.
(i)    Termination for Material Breach. Either Party may terminate this Agreement, Product Addendum or any Purchase Order, if the other is in material breach of this Agreement and does not remedy such breach (if such breach is capable of remedy) within [**] for monetary defaults and non-monetary defaults (or such additional time, not to exceed [**], reasonably necessary to cure such non-monetary default) after receipt by the breaching Party of written notice of such default. The right to terminate this Agreement upon the occurrence of a material breach is in addition to such other rights and remedies which may be available to a Party under Applicable Laws.
a.    The economic consequences of termination of this Agreement by Brammer pursuant to this Section 17.3(i) will be as follows: (i) Customer will pay Brammer the Capacity Access Fee for twenty four (24) months if this notice occurs prior to the December 31, 2020, or twelve (12) months thereafter following the written notice of termination under this Section 17.3; (ii) 2) Customer will fulfill its purchase obligations pursuant to the Binding Forecast and in any case no less than the Minimum Purchase Commitment through the remaining Term; (iii) Brammer will retain all deposit under the Product Addendum; and (iv) Customer will pay for any non-cancellable payments made or otherwise due by or from Brammer with respect to Product Materials procured and outsourced services to Approved Vendors ordered prior to the effectiveness of termination that were incurred in connection with the Binding Forecast and Purchase Orders or otherwise with the consent of Customer. For clarity, the Advanced Payment is not refundable.
b.    The economic consequences of termination of this Agreement by Customer pursuant to this Section 17.3(i) will be as follows: (a) Customer will pay Brammer for partial Batches of Product and for any completed and released Product; (b) for any non-cancellable payment made or otherwise due by or from Brammer with respect to Product Materials procured or outsourced service to Approved Vendors ordered prior to the effectiveness of termination that were incurred in connection with the Binding Forecast and Purchase Orders, or otherwise with the consent of Customer, and for the return of any Customer-Provided Materials; and (c) Brammer shall refund deposits, if any, for those Stages of the outstanding Product Addendum that have not been initiated and return any cancellable advanced payment.
(ii)    Termination by Insolvency. Either Party will have the right to terminate this Agreement in its entirety, upon immediate written notice if the other Party (a) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) makes a general assignment for the benefit of its creditors, (c) commences a voluntary case under the bankruptcy code of any country, (d) files a petition seeking to take advantage of any Applicable Laws relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, (e) fails to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the bankruptcy code of any country, (f) takes any corporate action for the purpose of effecting any of the foregoing, (g) has a proceeding or case commenced against it in any court

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of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (3) similar relief under the bankruptcy code of any country, or an order, judgment or decree approving any of the foregoing is entered, or (h) has an order for relief against it entered in an involuntary case under the bankruptcy code of any country and, in any of (a) through (g) above, the application, assignment, commencement, filing, or corporate action continues unstayed for, and/or is not otherwise discharged or withdrawn on or before, a period of sixty (60) days.
a.    The economic consequences of termination of this Agreement by Brammer pursuant to this Section 17.3(ii) will have the same economic consequences as a termination by Customer pursuant to Section 17.2.
17.4    In addition to the foregoing, in case of expiration or termination of this Agreement for any reason, the following will apply:
(i)    The Receiving Party will promptly return to the other all data and documents in any form comprising or containing any Confidential Information of the Disclosing Party, except that the Receiving Party may retain: (a) one copy of the Disclosing Party’s Confidential Information in secure legal archives for evidentiary purposes only and (b) a copy of computer records or files containing such Confidential Information that have been created pursuant to automatic archiving or back-up procedures that cannot reasonably be deleted (collectively, “Retained Copies”), provided, however, that any such Retained Copies will be kept confidential by the Receiving Party in accordance with the terms and provisions of this Agreement for as long as the Receiving Party is in possession of the Retained Copies.
(ii)    Upon satisfaction of amounts due by Customer, Brammer will deliver to Customer at the Delivery Site any and all quantities of Product manufactured up to the effective date of expiration or termination, except that Brammer may retain up to [**] units of filled Product per Batch for Brammer’s investigational use only.
(iii)    Customer will pay Brammer the amounts set forth in this Agreement, as applicable, and any additional amounts set forth in the relevant Purchase Order.
(iv)    Upon payment of undisputed amounts due by Customer, Brammer will return, ship, or destroy Customer-Provided Materials and Product Materials procured according to the Purchase Order at Customer’s direction and sole expense, including expenses relating to shipping costs, return fees to vendors and any unreimbursed costs on any non-refundable or non-returnable items; provided that Brammer may dispose of Customer-Provided Materials in its discretion, and Customer will have no right to the same, in the event Brammer does not receive direction in accordance with this Section 17.4(iv) within [**] of termination or expiration of this Agreement.
(v)    All Customer-Funded Equipment set forth in a Program Addendum shall be transferred physically to Customer in accordance with a written plan for such transfer mutually agreed to by the JSC.
(vi)    A final Technology Transfer shall be made by Brammer to Customer or Customer’s designee within [**] after the termination or expiration of this Agreement pursuant to a written plan for such transfer mutually agreed to by the JSC.
(vii)    All Results that have not been already delivered by Brammer shall promptly be delivered by Brammer to Customer or Customer’s designee within [**] after the date of termination or expiration of this Agreement; subject that all outstanding undisputed invoices pertaining to the Results have

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been paid. Customer shall arrange for the asset transfer of Customer-Funded Equipment within [**] at a mutually agreed to plan and time by JSC.
With the termination of this Agreement, all Purchase Orders shall terminate, unless otherwise agreed to by the Parties. The termination of any individual Purchase Order will have no effect on the continued existence and enforceability of this Agreement or any other Purchase Order then pending. Except in the event of the expiry of the Term of this Agreement, this Agreement is deemed to continue and apply to any outstanding Purchase Order until the expiry or earlier termination of that Purchase Order.
17.5    The termination of this Agreement for any reason will not affect any accrued rights or obligations of either Party as of the effective date of such termination. The following provisions will survive any expiration or termination of this Agreement: Sections 2.9, 5.4-5.11, 6.5, 6.6, 7, 10, 11, 13, 14, 15, 16.3, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, the provisions of the applicable Quality Agreement, and any other provision in this Agreement or its Appendices and attachments that by its nature and intent should remain valid after the expiration or termination of the Agreement.
17.6    The Parties hereby agree that notwithstanding anything to the contrary set forth herein or in the DMSA, the DMSA shall continue in full force and effect during the Term of this Agreement. In addition, the Parties hereby agree that neither Party may terminate the DMSA pursuant to Section 14 of the DMSA prior to the termination or expiration of this Agreement.
18.    Force Majeure. Either Party will be excused from performing its respective obligations under this Agreement, except for any obligation to make payment under a validly issued invoice, if its performance is delayed or prevented by any event beyond such Party’s reasonable control (each, a “Force Majeure Event”), including acts of God; fire; explosion; severe storms; floods; hurricanes; disease; war; terrorism; insurrection; civil strife; riots; labor dispute and/or strike; government action; contamination of the Facility not due to Brammer’s negligence, willful misconduct and/or failure to exercise commercially reasonable efforts; and unavailability of necessary components or Product Materials for which no suitable replacement is available not due to Brammer’s negligence, willful misconduct and/or failure to exercise commercially reasonable efforts, provided that such performance will be excused only to the extent of and during such disability and provided that financial inability in and of itself will not be a Force Majeure Event. The Party affected by the Force Majeure Event will use commercially reasonable efforts to resume performance or mitigate the effects of the Force Majeure Event as quickly as practicable. Any time specified for completion of performance in the applicable Product Addendum falling due during or subsequent to the occurrence of any or such events will be automatically extended for a period of time reasonably necessary to recover from such disability. Brammer will promptly notify Customer if, by reason of any of the events referred to herein, Brammer is unable to meet any such time for performance specified in the applicable Product Addendum.
19.    Assignment; Change of Control of Brammer. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, Customer may, without such consent, assign this Agreement (i) in connection with the transfer or sale of all or substantially all of the assets of Customer to which this Agreement relates or, in the case of Customer, a Product; (ii) in the event of the merger, reorganization or consolidation of Customer; or (iii) to an Affiliate. Any purported assignment in violation of the preceding sentence will be void. Any permitted assignee will assume all obligations of its assignor under this Agreement, provided, however that if either Party assigns this Agreement to an Affiliate, such Party will continue to remain obligated under this Agreement; and, further provided, that, in connection with any assignment to a Third Party described in this Section 19, the permitted assignee will assume in writing all obligations of its assignor under this Agreement. Except for the indemnification rights under this Agreement of any Brammer Indemnified Party or Customer Indemnified Party in their respective capacities as such (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Third Party (including employees of the Parties hereto) except the Parties any rights or remedies hereunder and

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(b) there are no Third Party beneficiaries of this Agreement and this Agreement shall not provide any Third Party (including employees of the Parties hereto) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Notwithstanding anything to the contrary set forth herein, in the event of a Change of Control of Brammer, (a) Brammer or its successor-in-interest, as applicable, shall continue to perform all of its obligations set forth in this Agreement, including the provision of the GMP Suites, Dedicated Capacity and Non-Dedicated Support Capacity; and (b) Brammer or its successor-in-interest, as applicable, shall continue into Product Addenda in the ordinary course as contemplated by this Agreement. For purposes of this Agreement, “Change of Control” with respect to Brammer, means (a) the acquisition of beneficial ownership, directly or indirectly, by any Third Party of securities or other voting interest of Brammer (or, if applicable, a parent of Brammer) representing a majority or more of the combined voting power of Brammer’s (or, if applicable, a parent of Brammer) then outstanding securities or other voting interests, (b) any merger, reorganization, consolidation or business combination involving Brammer (or, if applicable, a parent of Brammer) with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of Brammer (or, if applicable, a parent of Brammer) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, or (c) any sale, lease, exchange, contribution or other transfer to a Third Party (in one transaction or a series of related transactions) of all or substantially all of the consolidated assets of Brammer to which this Agreement relates.
20.    No Implied Licenses. No right or license under any Intellectual Property Rights owned or Controlled by a Party of either Party is granted or will be granted by implication. All such rights or licenses are or will be granted only as expressly provided in this Agreement.
21.    Press Releases, Publicity. The Parties agree that any initial public announcement of the execution of this Agreement will be in the form of a mutual press release to be agreed upon by the Parties; provided, that the Parties will also agree on the timing of such public announcement. After such press release is published, each Party will be entitled to make or publish any public statement consistent with the contents thereof. Except as set forth in the preceding sentence, no press release, announcement, publicity or other form of public written disclosure related to this Agreement will be permitted by either Party unless the other Party has indicated its consent to the form of the release in writing. This Section 21 will not apply to any disclosure that is deemed necessary, in the reasonable judgment of the responsible Party, to comply with Applicable Laws or any securities exchange listing requirements.
22.    Use of Names. Neither Party will make use of the name of the other Party in any advertising or promotional material, or otherwise, in connection with this Agreement or any related agreements, without the prior written consent of such other Party.
23.    Notices. All notices to be given as required in the Agreement will be in writing and may be delivered by email or delivered personally or mailed either by a reputable overnight carrier with required receipt signature or certified mail, postage prepaid to the Parties at the addresses set forth below or at such other address as either Party may provide by written notice to the other Party in accordance with the provisions of this Section 23. Such notice will be effective: (i) on the date sent, if delivered personally or by email (receipt of which is confirmed); (ii) the date after delivery if sent by overnight carrier; or (iii) on the date received if sent by certified mail.
If to Customer:
Spark Therapeutics, Inc.
3737 Market Street, Suite 1300
Philadelphia, PA 19104

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Attention:
Head of Manufacturing
General Counsel
If to Brammer:
Brammer Bio
Attn: Mark Bamforth, President & CEO
250 Binney St.
Cambridge, MA 02142
Email: [**]
With a copy to (which shall not constitute notice): [**]
24.    Choice of Law; Jurisdiction and Venue.
(i)    This Agreement and any disputes arising out of or relating to this Agreement will be governed by, construed and interpreted in accordance with the internal laws of the State of Delaware, US without regard to any choice of law principle that would require the application of the law of another jurisdiction. The parties expressly reject any application to this Agreement of (a) the United Nations Convention on Contracts for the International Sale of Goods; and (b) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol, done at Vienna on April 11, 1980.
(ii)    Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware for the purposes of any suit, Action or other proceeding arising out of this Agreement. Each Party agrees to commence any such Action, suit or proceeding in the United States District Court for the District of Delaware or if such suit, Action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of Delaware, Wilmington. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any such Action, suit or proceeding arising out of this Agreement in the United States District Court for the District of Delaware (or the Superior Court of the State of Delaware, Wilmington, as applicable), and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. For the avoidance of doubt, both Parties hereby irrevocably waive any right they may have to a trial by jury arising from any dispute under this Agreement.
25.    Waiver/Severability. No waiver of any provision of this Agreement, whether by conduct or otherwise, in any one or more instances will be deemed to be or be construed as a further or continuing waiver of any such provision, or of any other provision or condition of this Agreement. The invalidity of any portion of this Agreement will not affect the validity, force or effect of the remaining portions of this Agreement. If it is ever held that any provision hereunder is too broad to permit enforcement of such provision to its fullest extent, such provision will be enforced to the maximum extent permitted by law.
26.    Entire Agreement; Modification/Counterparts. This Agreement, together with the Product Addenda and Appendices attached hereto, sets forth the entire agreement between the Parties hereto with respect to the performance of the Program by Brammer for Customer and as such, supersedes all prior and contemporaneous negotiations, agreements, representations, understandings and commitments with respect thereto and will take precedence over all terms, conditions and provisions of any purchase order form or form of order acknowledgment or other document purporting to address the same subject matter, except for the DMSA. This Agreement will not be waived, released, discharged, changed or modified in any manner except by an instrument signed by the duly authorized officers of each of the Parties hereto, which instrument will make specific reference to this Agreement and will express the plan or intention to modify same. This Agreement

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may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. For purposes of execution, facsimile signatures will be deemed originals.
27.    Financial Information. In the event that Customer is required to capitalize the activities conducted under this Agreement or the Facility in accordance with U.S. Generally Accepted Accounting Principles and the Accounting Standards Codification 840-10 (and any applicable updates or successor accounting guidance promulgated by the Financial Accounting Standards Board), and solely for such purpose, Brammer shall cooperate with Customer and shall provide to Customer information reasonably necessary to permit accounting for this Agreement as a lease (whether operating or capital) in Customer’s financial statements, upon Customer’s reasonable request. Such information provided by Brammer shall be the Confidential Information of Brammer.
28.    Further Documents. Each Party hereto agrees to execute such further documents and take such further steps as may be reasonably necessary or desirable to effectuate the purposes of this Agreement.
29.    Construction. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The headings and captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “Agreement” as used herein will mean this Agreement, the Product Addenda, and Appendices attached hereto. The term “including” as used herein will mean including, without limiting the generality of any description preceding such term. The term “day” shall mean a calendar day, the term “quarter” shall mean a calendar quarter, and the term “year” shall mean a calendar year. The language of this Agreement will be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto. The terms “Work Order” and “Work Statement” are used interchangeably herein.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

BRAMMER BIO MA, LLC By: /s/ Mark Bamforth Name: Mark Bamforth Title: President & CEO	SPARK THERAPEUTICS, INC. By: /s/ Jeffrey D. Marrazzo Name: Jeffrey D. Marrazzo Title: Chief Executive Officer

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APPENDIX A
FORM OF PRODUCT ADDENDUM
to Dedicated Manufacturing and Supply Agreement Dated _______________, 2018

Pursuant to the mutual agreement of the Parties, the Product Addendum shall include the following information: (i) a detailed description of the Program to be conducted for such Product; (ii) the Specifications for the applicable Drug Substance, (iii) Specifications for the Drug Product, (iv) requirements for the final container closure, (v) the Packaging Information, and (vi) any other information specifically relating to such Product and/or the conduct of the Program (e.g., safety stock requirements).

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APPENDIX B
FORM OF LETTER AUTHORIZING CROSS-REFERENCING
[Brammer Bio letterhead]
[Date]

[To be addressed to applicable Regulatory Authority holding Customer regulatory submission]

RE: Right of Reference to [identify Brammer regulatory submission]
Dear Sir/Madam:
Brammer Bio MA, LLC, the sponsor of [Brammer regulatory submission], has granted CUSTOMER and its successors and assigns, the right to reference and rely upon all information and data contained in [Brammer regulatory submission] in support of CUSTOMER [identify CUSTOMER regulatory submission].
By this letter, Brammer hereby authorizes the Food and Drug Administration [or Other Regulatory Authority] to cross-reference Brammer’s [Brammer regulatory submission] in its review of CUSTOMER [identify Customer regulatory submission] for the purpose described above.
Please contact [name and telephone number] if you have you any questions regarding this right of reference.
Sincerely,

[Brammer signatory]
    Title:

cc: [Name, Title]
CUSTOMER ADDRESS

1 If any such letter is to be delivered to a regulatory authority other than the FDA, the Parties acknowledge that appropriate modifications to this form will be necessary.

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APPENDIX C
DEDICATED CAPACITY AND PURCHASE OF PRODUCT

Capacity Access Fee
In connection with performing the manufacturing and supply activities under this Agreement, Brammer will provide to Customer at Brammer’s Cambridge, MA facility, Dedicated Capacity for Customer’s exclusive access to an [**] and, when required, a [**], sized and scaled for an annual production calendar of [**], accounting for an annual shutdown of approximately [**] duration. For clarity, the [**] shall be dedicated at [**] as required to support a campaign needing [**] and is treated as support capacity until that point. The Parties intend that the Dedicated Capacity will be used by Brammer to carry out its obligations to fulfill Customer’s Forecast for Product (and any subsequent products in Customer’s portfolio that are supplied by Brammer) and will be supported by Brammer’s use of ancillary multi-use suites for media preparation, downstream processing and fill-finish as necessary.
The Dedicated Capacity shall be at an annual cost of [**] US Dollars (US $[**]) (the “Capacity Access Fee”), due and payable in quarterly increments of [**] US Dollars (US $[**]) on the first day of each quarter, i.e., on January 1, April 1, July 1, and October 1.
Brammer is constructing new suites to support Customer’s supply requirements. Accordingly, the first Capacity Access Fee under this Agreement shall be due and payable by Customer on April 1, 2019. Mechanical completion of the suites is planned to be complete during [**], following which, Brammer will perform commissioning and qualification of the suites with the process equipment installed. Routine GMP manufacturing in the suites is targeted to commence no later than [**]. Brammer will be responsible for all costs associated with mechanical completion and qualification of the suites in preparation for GMP operations. If there is a requirement for Batches to be manufactured during the period in which the suites are being commissioned/qualified, and these are manufactured in other GMP suites elsewhere in the Facility, and Customer is paying the Capacity Access Fee, these Batches will be priced according to this Appendix C, and Brammer will reserve capacity elsewhere in its Facility with identical equipment to manufacture [**] Drug Substance Batches in [**] and no less than [**] Drug Substance batches in [**], provided that Customer submits Purchase Orders for the desired number of Batches for [**] by [**].
The Capacity Access Fee will be subject to adjustment for annual inflation as per the [**], or its successor index, beginning [**].

Payment Terms
In consideration for the reservation of the Dedicated Capacity and the resources being applied to establish such Dedicated Capacity, upon execution of this Agreement, Customer will make an advanced payment of four million US Dollars (US $4,000,000) (“Advanced Payment”). This payment will be credited at the rate of [**] of the Advanced Payment (or US $[**]) for [**] quarters against each quarterly Capacity Access Fee beginning April 1, 2019, and completing with the [**] Capacity Access Fee payment.

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Equipment For Dedicated Capacity
Brammer will procure, fund, qualify and maintain equipment for Dedicated Capacity in support of initial process transfer from Brammer’s Alachua facility and set up for [**] (for up to a maximum of [**] US Dollars (US $[**])). Additional equipment can be procured, qualified and maintained by Brammer as Customer-Funded Equipment and invoiced to Customer as a Pass-Through Cost under a Product Addendum, as appropriate. Any equipment funded by Customer shall be returned to Customer upon expiration or termination of this Agreement.

Minimum Number of Batch Starts per annum

Year	Minimum # Batch Starts	Maximum Capacity
Pro-rated for 2019	[**]	In accordance with Section 3.3
2020, etc.	[**]

Batch Pricing for Products with times between Batch starts in the suite between [**] and [**] in Production Bioreactor, provided that if a Product requires less time or additional time, the pricing will be pro rata based on [**]

Drug Substance Batch Price
At Min # Batch Starts	[**]
After the Min # Batch Starts	[**]

Drug Product Fill, QC Release Testing, Product Materials, Approved Vendors, and other Pass-through Costs are additional, but will not be materially different than quotes received by Customer from Brammer for Phase III or commercial manufacturing.

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